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                                                                     EXHIBIT 2.1

                              COMBINATION AGREEMENT
                                 BY AND BETWEEN




                                  DIVINE, INC.
                                       AND
                          DELANO TECHNOLOGY CORPORATION




                           DATED AS OF MARCH 12, 2002
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                                TABLE OF CONTENTS
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                                                                                        Page
                                                                                        ----
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ARTICLE I DEFINITIONS......................................................................1

    1.1    Certain Definitions.............................................................1

    1.2    Interpretation..................................................................9

ARTICLE II THE ARRANGEMENT.................................................................9

    2.1    Implementation Steps by Company.................................................9

    2.2    Implementation Steps by Parent.................................................10

    2.3    Interim Order..................................................................10

    2.4    Articles of Arrangement........................................................10

    2.5    Company Circular...............................................................10

    2.6    Securities Compliance..........................................................11

    2.7    Preparation of Filings, etc....................................................12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF COMPANY.....................................13

    3.1    Organization and Qualification; Subsidiaries...................................14

    3.2    Articles of Incorporation and Bylaws...........................................14

    3.3    Capitalization.................................................................14

    3.4    Authority Relative to This Agreement...........................................15

    3.5    No Conflict; Required Filings and Consents.....................................16

    3.6    Compliance; Permits............................................................16

    3.7    Reports; Financial Statements..................................................17

    3.8    No Undisclosed Liabilities.....................................................18

    3.9    Absence of Certain Changes or Events...........................................19

    3.10   Absence of Litigation..........................................................19

    3.11   Employee Benefit Plans.........................................................20

    3.12   Labor Matters..................................................................22

                                        i
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    3.14   Title to Property..............................................................23

    3.15   Taxes..........................................................................23

    3.16   Environmental Matters..........................................................24

    3.17   Brokers........................................................................25

    3.18   Intellectual Property..........................................................26

    3.19   Agreements, Contracts and Commitments..........................................28

    3.20   Insurance......................................................................29

    3.21   Opinion of Financial Advisor...................................................29

    3.22   Board Approval.................................................................29

    3.23   Vote Required..................................................................30

    3.24   Exchangeable Shares............................................................30

    3.25   Unlawful Payments and Contributions............................................30

    3.26   Parent Common Stock............................................................30

    3.27   Non-Arm's Length Transactions..................................................30

    3.28   No Cultural Business...........................................................30

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT.......................................30

    4.1    Organization and Qualification; Subsidiaries...................................31

    4.2    Certificate of Incorporation and Bylaws........................................31

    4.3    Capitalization.................................................................31

    4.4    Authority Relative to this Agreement...........................................32

    4.5    No Conflict; Required Filings and Consents.....................................33

    4.6    Compliance; Permits............................................................33

    4.7    SEC Filings; Financial Statements..............................................34

    4.8    No Undisclosed Liabilities.....................................................34

    4.9    Absence of Certain Changes or Events...........................................35

                                       ii
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    4.10   Absence of Litigation..........................................................35

    4.11   Parent Intellectual Property...................................................36

    4.12   Brokers........................................................................36

    4.13   Board Approval.................................................................36

    4.14   Parent Common Shares...........................................................36

    4.15   Parent Ownership of Company Shares.............................................37

    4.16   Unlawful Payments and Contributions............................................37

    4.17   Canada Assets and Revenues.....................................................37

ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME.............................................38

    5.1    Conduct of Business by Company.................................................38

    5.2    Conduct of Business by Parent..................................................41

ARTICLE VI ADDITIONAL AGREEMENTS..........................................................41

    6.1    Confidentiality; Access to Information.........................................41

    6.2    No Solicitation................................................................42

    6.3    Public Disclosure..............................................................44

    6.4    Reasonable Efforts; Notification...............................................45

    6.5    Indemnification................................................................47

    6.6    Company Affiliate Agreement....................................................47

    6.7    Regulatory Filings; Reasonable Efforts.........................................48

    6.8    Employee Plans.................................................................48

    6.9    Maintenance of Insurance.......................................................48

    6.10   Sale of Company Services.......................................................48

    6.11   Takeover Statutes..............................................................49

    6.12   [Reserved].....................................................................49

    6.13   Stock Options..................................................................49

                                       iii
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ARTICLE VII CONDITIONS TO THE COMBINATION.................................................49

    7.1    Conditions to Obligations of Each Party to Effect the Arrangement..............49

    7.2    Additional Conditions to Obligations of Company................................50

    7.3    Additional Conditions to the Obligations of Parent.............................51

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER............................................52

    8.1    Termination....................................................................52

    8.2    Notice of Termination; Effect of Termination...................................53

    8.3    Fees and Expenses..............................................................54

    8.4    Amendment......................................................................56

    8.5    Extension; Waiver..............................................................56

ARTICLE IX GENERAL PROVISIONS.............................................................56

    9.1    Survival of Representations and Warranties.....................................56

    9.2    Notices........................................................................56

    9.3    Counterparts...................................................................57

    9.4    Entire Agreement; Third Party Beneficiaries....................................58

    9.5    Severability...................................................................58

    9.6    Other Remedies; Specific Performance...........................................58

    9.7    Governing Law..................................................................58

    9.8    English/French Language........................................................58

    9.9    No Personal Liability..........................................................58

    9.10   Assignment.....................................................................59

    9.11   WAIVER OF JURY TRIAL...........................................................59

    9.12   Currency.......................................................................59

                                       iv
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                                INDEX OF EXHIBITS

    Exhibit A       Form of Shareholder Voting Agreement
    Exhibit B       Form of Company Resolution
    Exhibit C       Form of Plan of Arrangement
    Exhibit D       Form of Exchangeable Share Support Agreement
    Exhibit E       Form of Voting and Exchange Trust Agreement
    Exhibit F       Form of Affiliate Agreement
    Exhibit G       Form of Reseller Agreement

                                INDEX OF EXHIBITS

    Schedule A           Company Schedule
    Schedule B           Parent Schedule
    Schedule 3.11/3.12   Benefits Schedule

                                        v
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                              COMBINATION AGREEMENT

     This COMBINATION AGREEMENT is made and entered into as of March 12, 2002, among divine, inc., a corporation organized and existing under the laws of Delaware ("PARENT") and Delano Technology Corporation, a corporation organized and existing under the laws of Ontario ("COMPANY").

                                    RECITALS

     A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.1) and in accordance with the BUSINESS CORPORATIONS ACT (Ontario), as now in effect and as it may be amended from time to time prior to the Effective Time (the "OBCA"), Parent and Company intend to enter into a business combination transaction.

     B. The Board of Directors of Company (i) has determined that the Arrangement (as defined in Section 1.1) is fair to, and in the best interests of, Company and its shareholders, (ii) has approved this Agreement, the Arrangement and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the shareholders of Company approve the Arrangement.

     C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain shareholders of Company are entering into a Shareholder Voting Agreement with Parent in the form of Exhibit A attached hereto (the "SHAREHOLDER VOTING AGREEMENT").

     D. The parties hereto intend that the Arrangement will provide certain Company Shareholders (as defined in Section 1.1) who are residents of Canada for purposes of the ITA (as defined in Section 1.1) and any applicable income tax convention with the opportunity to dispose of their Company Common Shares and receive Exchangeable Shares (as defined in Section 1.1) on a tax-deferred or "roll-over" basis for Canadian income tax purposes.

     E. The parties hereto intend that the Parent Common Shares (as defined in Section 1.1) to be issued pursuant to this Agreement will not be registered under the 1933 Act (as defined in Section 1.1), in reliance on an exemption from the registration requirements of Section 5 of the 1933 Act.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1. CERTAIN DEFINITIONS. The following terms shall have the following meanings:

     "1933 ACT" means the United States Securities Act of 1933, as amended;

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     "1934 ACT" means the United States Securities Exchange Act of 1934, as amended;

     "ACQUISITION PROPOSAL" has the meaning ascribed thereto in Section 6.2(d);

     "AGREEMENT" means this Combination Agreement, made and entered into as of March 12, 2002, between Parent and Company, together with any amendments or supplements hereto;

     "APPROVALS" has the meaning ascribed to it in Section 3.1(a);

     "ARRANGEMENT" means an arrangement under section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 8.4 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

     "ARTICLES OF ARRANGEMENT" means the articles of arrangement of Company in respect of the Arrangement, required by the OBCA to be sent to the Director after the Final Order is made;

     "BENEFITS SCHEDULE" has the meaning ascribed to it in Section 3.11(a);

     "CANADIAN GAAP" has the meaning ascribed to it in Section 3.7(b);

     "CANADIAN SECURITIES REGULATORY AUTHORITIES" means the securities commission or similar regulatory authority in each of the provinces and territories of Canada;

     "CLAIMS" includes claims, demands, actions, suits, causes of action, assessments or reassessments, charges, arbitrations, complaints, grievances, judgements, debts, liabilities, expenses, costs, damages or losses, professional fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

     "CODE" means the United States Internal Revenue Code of 1986, as amended;

     "COMMERCIAL SOFTWARE" has the meaning ascribed thereto in Section 3.18(j);

     "COMPANY" shall have the meaning ascribed to such term in the introduction to this Agreement;

     "COMPANY ACQUISITION" has the meaning ascribed thereto in Section 8.3(b);

     "COMPANY AFFILIATE" has the meaning ascribed to it in Section 6.6;

     "COMPANY CHARTER DOCUMENTS" has the meaning ascribed to it in Section 3.2;

     "COMPANY CIRCULAR" means the notice of the Company Meeting to be sent to holders of Company Common Shares and the accompanying management information circular in connection with the Company Meeting, as it may be amended;

     "COMPANY COMMON SHARES" means the common shares of Company, no par value;

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     "COMPANY CONTRACT" has the meaning ascribed to it in Section 3.19(h);

     "COMPANY DOCUMENTS" has the meaning ascribed to it in Section 3.7(a);

     "COMPANY EMBEDDED PRODUCTS" has the meaning ascribed thereto in
Section 3.18(j);

     "COMPANY FINANCIAL STATEMENTS" has the meaning ascribed to it in
Section 3.7(b);

     "COMPANY MEETING" means the special meeting of Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider and vote upon the Arrangement;

     "COMPANY PROPERTY" has the meaning ascribed to it in Section 3.14;

     "COMPANY PROPRIETARY RIGHTS" has the meaning ascribed thereto in
Section 3.18(a);

     "COMPANY REAL PROPERTY" has the meaning ascribed thereto in Section 3.14;

     "COMPANY RESOLUTION" means the special resolution of the Company Shareholders, to be substantially in the form and content of Exhibit B hereto;

     "COMPANY SCHEDULE" has the meaning ascribed thereto under Article III of this Agreement;

     "COMPANY SHAREHOLDERS" means the holders of Company Common Shares;

     "COMPANY SOFTWARE" has the meaning ascribed thereto in Section 3.18(g);

     "COMPANY SOFTWARE AUTHORS" has the meaning ascribed thereto in
Section 3.18(g);

     "COMPANY STOCK OPTION PLANS" has the meaning ascribed to it in
Section 3.3(a);

     "COMPANY STOCK OPTIONS" has the meaning ascribed to it in Section 3.3(a);

     "CONFIDENTIALITY AGREEMENT" means the agreement pursuant to Section 6.1(a);

     "CONTINUING EMPLOYEES" has the meaning ascribed to it in Section 6.8;

     "CONTRACT" means any written, oral or other agreement, contract, subcontract or other arrangement;

     "COURT" means the ONTARIO SUPERIOR COURT OF JUSTICE;

     "DGCL" means Delaware General Corporation Law, as amended;

     "DIRECTOR" means the Director appointed pursuant to section 278 of the OBCA;

     "DISSENT RIGHTS" means the rights of dissent in respect of the Arrangement described in Section 3.1 of the Plan of Arrangement;

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     "EDGAR" has the meaning ascribed thereto in Section 4.7(a);

     "EFFECTIVE TIME" has the meaning ascribed thereto in the Plan of Arrangement;

     "EMPLOYEE PLAN" means any employment, severance or similar contract or arrangement (whether or not written, but only if not immaterial) or any plan, policy, fund, program or contract or arrangement (whether or not written, funded or unfunded) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (A) is entered into, maintained, administered, contributed to or required to be contributed to, as the case may be, by Company or any of its Subsidiaries or ERISA Affiliates and (B) with respect to which Company or any of its Subsidiaries has or may have any liability or obligation;

     "EMPLOYEES" means those individuals employed or retained by Company or any of its Subsidiaries on a full-time, part-time or temporary basis, including those employees on disability leave, parental leave or other absence;

     "EMPLOYMENT CONTRACT" means any Contract, whether oral or written, relating to an Employee, including any communication or practice relating to an Employee that imposes any obligation on Company or any of its Subsidiaries;

     "ENCUMBRANCE" means any claim, lien, pledge, charge, security interest, equitable interest, option, right of first refusal or preemptive right, condition or other restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income or exercise of any other attribute of ownership;

     "ENVIRONMENTAL COSTS AND LIABILITIES" has the meaning ascribed thereto in
Section 3.16(b);

     "ENVIRONMENTAL LAWS" has the meaning ascribed thereto in Section 3.16(b);

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

     "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that is a member of a controlled group or that is under common control with Company within the meaning of Section 414 of the Code;

     "EXCHANGE RATIO" means 1.1870, subject to adjustment as provided under the Plan of Arrangement, if any;

     "EXCHANGEABLE SHARE SUPPORT AGREEMENT" means an agreement to be made between Parent and Company substantially in the form and content of Exhibit D hereto, with such changes thereto as the parties hereto, acting reasonably, may agree;

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     "EXCHANGEABLE SHARES" means exchangeable shares in the capital of Company, having substantially the rights, privileges, restrictions and conditions set out in Appendix 1 to the Plan of Arrangement;

     "EXPENSE REIMBURSEMENT" has the meaning ascribed thereto in Section 8.3(b);

     "FINAL ORDER" means the final order of the Court approving the Arrangement as such order may be amended or varied at any time prior to the Effective Time or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

     "FORM S-3" has the meaning ascribed thereto in Section 2.6(c);

     "FORM S-4" has the meaning ascribed thereto in Section 2.6(b);

     "FORM S-8" has the meaning ascribed thereto in Section 2.6(d);

     "GOVERNMENTAL ENTITY" has the meaning ascribed thereto in Section 3.5(b);

     "HAZARDOUS MATERIAL" has the meaning ascribed to it in Section 3.16(b);

     "INDEMNIFIED PARTIES" has the meaning ascribed to it in Section 6.5;

     "INSURANCE POLICIES" has the meaning ascribed to it in Section 3.20;

     "INTELLECTUAL PROPERTY" shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, re-extensions, continuations and continuations-in-part thereof ("PATENTS"); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, processes, procedures, technical data, manuals, records and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators ("URLS") and other names and locators associated with the Internet ("DOMAIN NAMES"); (v) industrial designs or similar rights and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated, and (ix) any similar or equivalent rights to any of the foregoing (as applicable);

     "INTERIM ORDER" means the interim order of the Court, as the same may be amended in respect of the Arrangement, as contemplated by Section 2.3;

     "INTERNATIONAL PLAN" means any Employee Plan that has been adopted or maintained by Company or its Subsidiaries principally for the benefit of Employees outside the United States;

     "ITA" means the INCOME TAX ACT (Canada), as amended;

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     "KNOWLEDGE" with respect to a party hereto shall mean the actual knowledge of any of the executive officers of such party after due inquiry of senior management responsible for the subject matter of the applicable representation or covenant;

     "LAWS" means, as to any applicable Person, applicable laws, statutes, bylaws, rules, regulations, orders, ordinances, protocols, codes, treaties, policies, notices, directions and judicial, arbitral, administrative, ministerial or departmental judgements, awards or other requirements of any Governmental Entity having force of law and binding on such Person or any of its Subsidiaries;

     "LEASED REAL PROPERTY" has the meaning ascribed thereto in Section 3.14;

     "MATERIAL ADVERSE EFFECT" means, with respect to any party or any of its Subsidiaries, any change, event, circumstance or effect that is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), financial condition, prospects or results of operations or financial performance of such party taken as a whole with its Subsidiaries, other than any such change, event, circumstance, or effect resulting from (i) the announcement of the execution of this Agreement or the consummation of the transactions contemplated hereby, (ii) changes, circumstances or conditions generally affecting the industry in which such party operates and not having a disproportionate effect on such party, (iii) changes in general economic conditions in the United States, Europe, Canada, or other foreign economies where Parent or Company (together with their respective Subsidiaries), as applicable, have operations or sales, not having a disproportionate effect on such party; (iv) any change in or effect on the business of Parent or Company (together with their respective Subsidiaries), as applicable, caused by, relating to or resulting from, directly or indirectly, the transactions contemplated by this Agreement or the announcement thereof; (v) changes in the trading price for such party's capital stock; or (vi) any business conditions of such party (including the state of such person's liquidity or capital resources) to the extent set forth on the Company Schedule or the Parent Schedule, as applicable. The parties agree that any change in quarterly revenues, cash flow, or earnings from those mostly recently reported by such person or from those included in any projections disclosed to the other parties hereto by such person not resulting from a change, event, circumstance, or effect that would otherwise render any representation or warranty of such party in the Agreement untrue or inaccurate, or from the breach of any covenant of such party in the Agreement, shall not constitute a Material Adverse Effect hereunder;

     "MATERIAL SUBSIDIARY" means with reference to any entity, any Subsidiary of such entity that, as of the date hereof or as of the Effective Time, would qualify as a "significant subsidiary" within the meaning of Rule 1-02(w) of Regulation S-X promulgated under the 1934 Act;

     "NASDAQ" means the Nasdaq National Market;

     "OBCA" has the meaning ascribed thereto in the recitals to this Agreement;

     "OUT-OF-THE-MONEY OPTIONS" has the meaning ascribed thereto in
Section 6.13(a);

     "PARENT" shall have the meaning ascribed to such term in the introduction to this Agreement;

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     "PARENT CHARTER DOCUMENTS" has the meaning ascribed to it in Section 4.2;

     "PARENT COMMON SHARES" means shares of class A common stock, par value $0.001 per share, of Parent (including any attached rights issued pursuant to the Parent Rights Agreement, as defined in Section 4.3 hereof);

     "PARENT CONTRACT" has the meaning ascribed to it in Section 4.18;

     "PARENT OPTION PLANS" has the meaning ascribed thereto in Section 4.3;

     "PARENT PLANS" has the meaning ascribed thereto in Section 6.8;

     "PARENT PROPRIETARY RIGHTS" has the meaning ascribed to it in
Section 4.11(a);

     "PARENT RIGHTS" has the meaning ascribed thereto in Section 4.3;

     "PARENT RIGHTS AGREEMENT" has the meaning ascribed thereto in Section 4.3;

     "PARENT SCHEDULE" has the meaning ascribed to it under Article IV of this Agreement;

     "PARENT SEC REPORTS" has the meaning ascribed thereto in Section 4.7(a);

     "PENSION PLAN" shall mean each Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA;

     "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

     "PLAN OF ARRANGEMENT" means the plan of arrangement substantially in the form and content of Exhibit C hereto and any amendments or variations thereto made in accordance with Section 8.4 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

     "PREFERENCE SHARES" has the meaning ascribed thereto in Section 3.3(a);

     "PROPRIETARY RIGHTS" has the meaning ascribed thereto in Section 3.18(j);

     "REGISTRATION STATEMENTS" means each of the Form S-3 and Form S-8, and, if used as contemplated herein, the Form S-4.

     "REGULATORY APPROVALS" means those sanctions, rulings, consents, orders, exemptions, waivers, permits, agreements, certificates, authorizations and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, the failure of which to be obtained would cause the consummation of the transactions contemplated hereby to be prohibited;

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     "REPLACEMENT OPTION" has the meaning ascribed thereto in the Plan of
Arrangement;

     "RESELLER AGREEMENT" has the meaning ascribed thereto in Section 6.10;

     "RETURN(S)" has the meaning ascribed thereto in Section 3.15(b);

     "SECURITIES ACT" means the SECURITIES ACT (Ontario), as now in effect and as it may be amended from time to time prior to the Effective Time;

     "SEC" means the United States Securities and Exchange Commission;

     "SECURITIES LAWS" means the OBCA, the Securities Act and the equivalent legislation in the other provinces of Canada, the 1933 Act, the 1934 Act, all as now enacted or as the same may from time to time be amended, re-enacted or replaced, and the applicable rules, regulations, rulings, orders, forms and written policies made or promulgated under such statutes and the published policies of regulatory authorities administering such statutes, as well as the rules, regulations, by-laws and policies of the TSE and the Nasdaq;

     "SPECIAL SHARES" has the meaning ascribed thereto in Section 3.3(a);

     "SPECIAL VOTING SHARE" means the share of special voting stock of Parent as defined in the Voting and Exchange Trust Agreement;

     "SUBSIDIARY" shall mean, when used with reference to any party, any Person of which such party (either alone or through or together with any other Subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the outstanding capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person;

     "SUPERIOR PROPOSAL" has the meaning ascribed thereto in Section 6.2(d);

     "TAX(ES)" has the meaning ascribed thereto in Section 3.15(a);

     "TERMINATION DATE" has the meaning ascribed thereto in Section 8.1(b);

     "TERMINATION FEE" has the meaning ascribed thereto in Section 8.3(b);

     "TRADE UNION" means an organization of employees formed for the purposes that include the regulation of relations between employees and employers and includes a provincial, national or international trade union, a certified council of trade unions, a designated or certified employee bargaining agency, and any organization that has been declared a trade union pursuant to applicable provincial labor regulations legislation;

     "TRANSACTION EXPENSES" has the meaning ascribed thereto in Section 8.3(a);

     "TRIGGERING EVENT" has the meaning ascribed to it in Section 8.1(g);

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     "TRUSTEE" means a Canadian trust company to be chosen by Parent and Company to act as trustee under the Voting and Exchange Trust Agreement and any successor trustee appointed under the Voting and Exchange Trust Agreement;

     "TSE" means The Toronto Stock Exchange;

     "US GAAP" has the meaning ascribed to it in Section 3.7(b); and

     "VOTING AND EXCHANGE TRUST AGREEMENT" means an agreement to be made between Parent, Company and the Trustee substantially in the form and content of Exhibit E hereto, with such changes thereto as the parties hereto, acting reasonably, may agree.

     1.2 INTERPRETATION. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of such entity and all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

                                   ARTICLE II

                                 THE ARRANGEMENT

     2.1 IMPLEMENTATION STEPS BY COMPANY. Company covenants in favor of Parent that Company shall:

     (a) subject to the terms of this Agreement and the preparation of a substantially complete version of the Company Circular, as soon as reasonably practicable, and in any event no later than sixty (60) days after the date hereof, provided Parent has delivered to Company all information concerning Parent necessary for inclusion in the Company Circular, apply in a manner acceptable to Parent, acting reasonably, under Section 182 of the OBCA for an order approving the Arrangement and for the Interim Order, and thereafter proceed with and diligently seek the Interim Order;

     (b) subject to the terms of this Agreement and in accordance with the Interim Order, convene and hold the Company Meeting on a date no later than one hundred and twenty (120) days after the date hereof for the purpose of considering the Company Resolution;

     (c) except as required for quorum purposes, not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the Company Meeting without Parent's prior written consent, except as required by Laws or the Company Shareholders;

     (d) subject to obtaining such approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order;

     (e) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favor of each party, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the OBCA to give effect to the Arrangement; and

     (f) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein in its favor, execute and deliver the Exchangeable Share Support Agreement and Voting and Exchange Trust Agreement.

     2.2 IMPLEMENTATION STEPS BY PARENT. Parent covenants in favor of Company that subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein in its favor, Parent shall on or prior to the Effective Date execute and deliver the Exchangeable Share Support Agreement and Voting and Exchange Trust Agreement and issue to the Trustee the Special Voting Share.

     2.3  INTERIM ORDER. The notice of motion for the application referred to in
Section 2.1(a) shall request that the Interim Order provide:

     (a) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

     (b) that the requisite approval for the Company Resolution shall be 66 2/3% of the votes cast on the Company Resolution by Company Shareholders present in person or by proxy at the Company Meeting (such that each Company Shareholder is entitled to one vote for each Company Common Share held);

     (c) that, in all other respects, the terms, restrictions and conditions of the bylaws and articles of Company, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;

     (d)  for the grant of the Dissent Rights; and

     (e) for the notice requirements with respect to the presentation of the application to the Court for a Final Order.

     2.4 ARTICLES OF ARRANGEMENT. The Articles of Arrangement shall implement the Plan of Arrangement.

     2.5 COMPANY CIRCULAR. As promptly as reasonably practicable after the execution and delivery of this Agreement, Company shall complete the Company Circular together with any other documents required by the Securities Laws or other applicable Laws in connection with the Arrangement, and, as promptly as practicable after the execution and delivery of this Agreement, Company shall, unless otherwise agreed by the parties, cause the Company Circular and other documentation required in connection with the Company Meeting to be sent to each Company

Shareholder and filed as required by the Interim Order and applicable Laws. Subject to the terms of this Agreement and except to the extent that the Board of Directors of Company has changed its recommendation in accordance with the terms of this Agreement, the Company Circular will include (A) the recommendation of the Board of Directors of Company in favor of approval of the Arrangement and (B) unless Company has been informed to the contrary, the representation by Company to the effect that each member of the Board of Directors of Company intends to vote all Company Common Shares held by such individual in favor of the Arrangement. Company shall permit Parent to review and comment on drafts of the Company Circular and other documentation referred to above in the course of its preparation and shall not file or amend such documentation without the prior consent of Parent (which consent will not be unreasonably withheld or delayed).

     2.6  SECURITIES COMPLIANCE.

     (a) The Parent shall use all reasonable efforts to obtain all orders required from the applicable Canadian Securities Regulatory Authorities to permit (i) the issuance and first resale of the Exchangeable Shares and Parent Common Shares issued pursuant to the Arrangement, and (ii) the issuance and first resale of the Parent Common Shares to be issued from time to time upon exchange of the Exchangeable Shares and upon the exercise of Replacement Options in each case without further qualification with or approval of or the filing of any document including any prospectus or similar document, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Governmental Entity or regulatory authority under any Canadian federal, provincial or territorial securities laws or other Laws or pursuant to the rules and regulations of any regulatory authority administering such Laws, or the fulfillment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, any restrictions on transfer by reason of, among other things, a holder being a "control person" of Parent for purposes of Securities Laws and other customary qualifications for such orders).

     (b) Parent shall use all reasonable efforts to obtain the approval of the Nasdaq for the quotation of the Parent Common Shares to be issued in connection with the transactions contemplated by this Agreement, such quotation to be effective prior to or as of the Effective Time. The parties shall cooperate with each other and shall take all reasonable actions so that the Parent Common Shares to be issued in connection with the Arrangement will be exempt from the registration requirements of Section 5 of the 1933 Act. In the event that an exemption from registration is not available at the Effective Time in connection with the Arrangement, then Parent shall promptly prepare and file a Registration Statement on Form S-4 (or other applicable form) (the "FORM S-4") under the 1933 Act for the purpose of registering under the 1933 Act the offering and issuance of shares of Parent Common Shares pursuant to the Arrangement.

     (c) Parent shall within 30 days after the date hereof file a registration statement on Form S-3 (or other applicable form) (the "FORM S-3"), in order to register under the 1933 Act, the Parent Common Shares to be issued from time to time after the Effective Time upon exchange of the Exchangeable Shares, and shall use all reasonable efforts to cause the Form S-3 to become effective at or prior to the Effective Time and to maintain the effectiveness of such registration for the period that such Exchangeable Shares remain outstanding.

     (d) Within 30 days of the Effective Time, Parent shall file a registration statement on Form S-8 (or other applicable forms) (the "FORM S-8"), in order to register under the 1933 Act, the Parent Common Shares to be issued from time to time after the Effective Time upon the exercise of the Replacement Options, and shall use all reasonable efforts to cause the Form S-8 to become effective as promptly as practicable thereafter, assuming that Parent has been provided with copies of all relevant option plans and forms of option agreements, and to maintain the effectiveness of such registration for the period of time that the Replacement Options remain outstanding and may be exercised.

     2.7  PREPARATION OF FILINGS, ETC.

     (a) Company shall use all reasonable efforts to have the Company Circular cleared, if applicable, by any applicable Canadian Securities Regulatory Authority (including by way of exemption) and any other applicable Government Entity. Parent shall use all reasonable efforts to have each of the Registration Statements declared effective by the SEC. Each of Parent and Company shall, immediately upon receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, in the case of the Company, with respect to its Circular or, in the case of Parent, the Form S-3 and the Form S-4 (if used) received from the SEC, the Canadian Securities Regulatory Authorities or any other Governmental Entity. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on the Company Circular, the Form S-3, and the Form S-4 (if used) or any amendment or supplement to any of the aforementioned filings prior to filing such with the SEC, the Canadian Securities Regulatory Authorities and/or each other applicable Government Entity, and will provide each other with a copy of all such filings made. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-3 and the Form S-4 (if used) has become effective, the issuance of any stop order, the suspension of the qualification of any of the Parent Common Shares or the Exchangeable Shares for offering or sale in any jurisdiction, or any request by the SEC, the Canadian Securities Regulatory Authorities or any other Governmental Entity for amendment of the Company Circular, the Form S-3 or the Form S-4 (if used).

     (b) Each of Parent and Company shall furnish to the other all such information concerning it and its shareholders as may be required (and, in the case of its shareholders, available to it) for the effectuation of the actions described in Sections 2.5 and 2.6 and the foregoing provisions of this Section 2.7, and each covenants that no information furnished by it (or, to its Knowledge, with respect to information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished. Each of Parent and Company shall cooperate in the preparation of the Company Circular and Company shall cause the same to be distributed to Company Shareholders and/or filed with the relevant securities regulatory authorities and/or stock exchanges, as applicable. Each of Parent and Company shall cooperate in the preparation of each of the Registration Statements and shall cause its counsel and accountants to cooperate with each other's counsel and accountants in the preparation of each of the Registration Statements.

     (c) Parent and Company shall each promptly notify each other if, at any time before the Effective Time, it becomes aware that the Company Circular, an application for an order or any other document described in Section 2.6 contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Company Circular or such application or other document. In any such event, each of Parent and Company shall cooperate in the preparation of a supplement or amendment to the Company Circular or such application or other document, as required and as the case may be, and, if required, shall cause the same to be distributed to Company Shareholders, and/or filed with the relevant securities regulatory authorities and/or stock exchanges, as applicable.

     (d) Company shall use all reasonable efforts to ensure that the Company Circular and the Form S-4 (if used) comply with all applicable Laws and, without limiting the generality of the foregoing, that the Company Circular and the Form S-4 (if used) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by Parent or any third party that is not an affiliate of Company) and Parent shall provide all information regarding it and the Parent Common Shares necessary to do so.

     (e) Parent shall use all reasonable efforts to ensure that the Form S-3, the Form S-4 (if used) and the Form S-8 comply with all applicable Laws and, without limiting the generality of the foregoing, that such documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by Company or any third party that is not an affiliate of Parent), and Company shall provide all information regarding it and the Company Common Shares necessary to do so.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company represents and warrants to Parent that the statements set forth in this Article III are true and correct, subject to such exceptions as are specifically disclosed in writing in the disclosure letter supplied by Company to Parent dated as of the date hereof (the "COMPANY SCHEDULE"). The Company Schedule shall be arranged in sections and paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article III (provided that the listing of an item in one paragraph of the Company Schedule shall be deemed to be a listing in each paragraph of the Company Schedule and to apply to any other representation and warranty of Company in this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other paragraph or representation or warranty).

     3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is qualified and in good standing as a foreign entity in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. Each of Company and its Subsidiaries has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted. All of the Subsidiaries of Company are set forth in Section 3.1 of the Company Schedule.

     3.2 ARTICLES OF INCORPORATION AND BYLAWS. Company has previously furnished to Parent a complete and correct copy of its Articles of Incorporation and Bylaws or other organizational documents as amended to date (together, the "COMPANY CHARTER DOCUMENTS") and the equivalent organizational documents of each of its Subsidiaries and other equity holdings. Such Company Charter Documents and equivalent organizational documents of each of its Subsidiaries and other equity holdings and investments are in full force and effect. Company is not in violation of any of the provisions of Company Charter Documents, and no Subsidiary of Company is in violation of its equivalent organizational documents.

     3.3  CAPITALIZATION.

     (a) The authorized capital stock of Company consists of an unlimited number of Company Common Shares, an unlimited number of Class A Special Shares, an unlimited number of Class B Special Shares, an unlimited number of Class C Special Shares (collectively, the "SPECIAL SHARES") and an unlimited number of Preference Shares issuable in series (the "PREFERENCE SHARES"). At the close of business on March 1, 2002, (i) 43,429,694 Company Common Shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable;
(ii) options ("COMPANY STOCK OPTIONS") to purchase 6,689,399 Company Common Shares were issued and outstanding under the Company stock option plan's, as amended, (the "COMPANY STOCK OPTION PLAN") and (iii) warrants to purchase 36,723 Company Common Shares were issued and outstanding. As of the date hereof, no Special Shares or Preference Shares in the capital of the Company were issued or outstanding. Section 3.3(a) of the Company Schedule sets forth the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the particular plan pursuant to which such Company Stock Option was granted; (iii) the number of Company Common Shares subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Stock Option expires; (viii) whether the exercisability of such Company Stock Option will be accelerated in any way by the transactions contemplated by this Agreement (assuming the other relevant conditions to such acceleration have been satisfied) and indicates the extent of acceleration and
(ix) any other adjustments to such Company Stock Option resulting from the consummation of the transactions contemplated by this Agreement. Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. Except as set forth in Section 3.3(a) of the Company Schedule, there are no commitments or agreements of any character to which Company is bound obligating

Company to accelerate the vesting of any Company Stock Option as a result of the Arrangement or the transactions contemplated hereby.

     (b) All of the outstanding shares of capital stock or other ownership interests of Company's Subsidiaries that are held directly or indirectly by Company are validly issued, fully paid and non-assessable. Except as set forth in Section 3.3(a) hereof or Section 3.3(a) of the Company Schedule, there are no subscriptions, options, warrants, equity securities, partnership interests, conversion privileges or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its Subsidiaries is a party or by which it is bound obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its Subsidiaries or obligating Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no outstanding bonds, debentures, or other evidences of indebtedness of Company or any Subsidiary thereof having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of Company Common Shares on any matter. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Company or any of its Subsidiaries is a party or by which they are bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

     3.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, or to consummate the transactions so contemplated; other than (i) with respect to the completion of the Arrangement, the approval of Company Shareholders as described in Article II and (ii) with respect to the Company Circular and other matters relating solely thereto, the approval of the Board of Directors of Company. This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent, constitutes the valid and binding agreement of Company, enforceable against Company in accordance with its terms, except that
(i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought and (iii) the CURRENCY ACT (Canada) precludes a court in Canada from rendering judgement in any currency other than Canadian currency.

     3.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

     (a) Except to the extent disclosed in Section 3.5(a) of the Company Schedule, the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company shall not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of Company's Subsidiaries, (ii) subject to obtaining the approval of Company Shareholders as described in Article II and compliance with the requirements set forth in Section 3.5(b) below, conflict with or violate any law, rule, regulation, order, judgement or decree applicable to Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Company's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective properties are bound or affected, except in the case of clauses (ii) or (iii), to the extent such conflict, violation, breach, default, impairment or other effect would not have, individually or in the aggregate, a Material Adverse Effect on Company, (iv) result in any payment becoming due to any director or officer of Company or any Subsidiary or increase in any benefits otherwise payable under any Employee Plan or (v) result in any material payment becoming due to any other employee of Company or any Subsidiary or materially increase in any benefits otherwise payable under any Employee Plan.

     (b) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, tribunal, bureau, board, commission, public authority, governmental or regulatory authority, agency, ministry, crown corporation or other law, rule- or regulation-making entity, domestic or foreign, or any quasi-governmental body, self-regulatory organization or stock exchange, including without limitation, the Nasdaq or the TSE (any of which, a "GOVERNMENTAL ENTITY") to be made or obtained by Company, except (A) pursuant to applicable requirements, if any, of the Securities Laws, U.S. state securities laws, and foreign Governmental Entities, the rules and regulations of the Nasdaq or the TSE, any approvals required by the Interim Order, the Final Order, filings with the Director under the OBCA, and the Regulatory Approvals relating to Company and (B) any consents, approvals, authorizations or permits, filings or notifications, which, if not obtained, would not, individually or in the aggregate, reasonably be expected to prevent Company from consummating the Arrangement or otherwise prevent Company from performing its obligations under this Agreement.

     3.6 (a) COMPLIANCE. Except as set forth in Section 3.6 of the Company Schedule, neither Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any Law, order, judgement or decree applicable to Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective properties is bound or affected; except in each case, for any conflicts, defaults or violations that (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect on Company. No investigation or review by any Governmental Entity is pending or, to the Knowledge of Company, threatened against Company or its Subsidiaries, other than, in each such case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

     (b) PERMITS. Company and each of its Subsidiaries hold all licenses, permits, registrations, orders, authorizations, approvals and franchises that are required to permit it to conduct its businesses as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Company. All such licenses, permits, registrations, orders, authorizations, approvals and franchises are now, and will be after the Effective Time, valid and in full force and effect, except where the failure to be valid and in full force and effect of any such license, permit, registration, order, authorization, approval or franchise would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Company. Neither Company nor any of its Subsidiaries has received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise, except where such failure would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Company.

     3.7  REPORTS; FINANCIAL STATEMENTS.

     (a) Company has furnished or made available to Parent true and complete copies of all forms, reports, schedules, prospectuses, circulars, statements and other documents filed by it with any of the Canadian Securities Regulatory Authorities, Nasdaq, TSE and SEC since March 31, 2001, and, prior to the Effective Time, Company will have furnished or made available to Parent true and complete copies of any additional documents filed with any of the Canadian Securities Regulatory Authorities, Nasdaq, TSE and SEC by Company prior to the Effective Time (such forms, reports, schedules, prospectuses, circulars, statements and other documents, including any financial statements or other documents, including any schedules included therein, are referred to as the "COMPANY DOCUMENTS"). Company Documents, at the time filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing), (i) did not contain any misrepresentation (as defined in the Securities Act), did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the requirements of applicable Securities Laws. Company has not filed any confidential material change report with the Canadian Securities Regulatory Authorities or any other securities authority or regulator or any stock exchange or other self-regulatory authority that as of the date hereof remains confidential. None of Company's Subsidiaries is required to file any reports or other documents with any of the Canadian Securities Regulatory Authorities, Nasdaq, TSE and SEC.

     (b) The annual audited consolidated financial statements and the quarterly unaudited consolidated financial statements of Company, including the notes thereto, included in Company Documents (the "COMPANY FINANCIAL STATEMENTS") complied as to form in all material respects, as of their respective dates, (i) in the case of Company Documents containing financial statements prepared in accordance with Canadian generally accepted accounting principles ("CANADIAN GAAP"), with Canadian GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto and except that unaudited statements do not contain footnotes as permitted under applicable rules) and with the published rules and regulations of the Canadian Securities Regulatory Authorities and the TSE and (ii) in the case of Company Documents containing financial statements prepared in accordance with United States generally accepted accounting principles ("US GAAP"), with US GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto and except that unaudited statements do not contain footnotes as permitted under applicable rules) and with the published rules and regulations of applicable Governmental Entities. The Company Financial Statements present fairly, in all material respects, in accordance with US GAAP or Canadian GAAP, as applicable, the consolidated financial position, results of operations and cash flows of Company, its Subsidiaries and all entities substantially controlled by Company at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments and the absence of notes thereto) and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of Company and its Subsidiaries on a consolidated basis. Since March 31, 2001, there has been no material change in Company's accounting policies, except as described in the notes to Company Financial Statements or as required by concurrent changes in generally accepted accounting principles.

     (c) The books and records of Company and its Subsidiaries, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) state in reasonable detail the material transactions and dispositions of the assets of Company and its Subsidiaries and (iii) accurately and fairly reflect the basis for Company Financial Statements. Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; and (ii) transactions are recorded as necessary (A) to permit preparation of consolidated financial statements in conformity with US GAAP and Canadian GAAP, as applicable, and (B) to maintain accountability of the assets of Company and its Subsidiaries.

     3.8 NO UNDISCLOSED LIABILITIES. Except to the extent disclosed in Section
3.8 of the Company Schedule, neither Company nor any of its Subsidiaries has any liabilities of any nature (whether absolute, accrued, contingent or otherwise) that are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of Company and its Subsidiaries taken as a whole, except liabilities (i) fully reflected in, reserved against or otherwise described in Company's balance sheet as of December 31, 2001, (or the notes thereto), (ii) liabilities incurred since December 31, 2001, in the ordinary course of business consistent with past practice, (iii) that are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action), or (iv) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

     3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except to the extent disclosed in
Section 3.9 of the Company Schedule or in any Company Document filed prior to the date hereof, since December 31, 2001, there has not been (i) any Material Adverse Effect on Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of any Material Subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or any Material Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements,
(iii) any split, combination or reclassification of any of Company's or any Material Subsidiaries' capital stock, (iv) any granting by Company or any of its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases in the ordinary course of business consistent with past practice, or any payment by Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Company or any of its Subsidiaries of any increase in severance or termination pay, except for non-material increases made in the ordinary course of business consistent with past practice with respect to non-management employees, or any entry by Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) any damage, destruction or loss of assets of Company or any of its Subsidiaries (whether or not covered by insurance) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, (vi) any labor dispute or charge of unfair labor practice (other than routine individual grievances) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Company, any activity or proceeding by a labor union or representative thereof to organize any employee of Company or any of its Subsidiaries or any campaign being conducted to solicit authorization from employees to be represented by such labor union in each case that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Company, (vii) any waiver by Company or any of its Subsidiaries of any rights that would reasonably be expected to have a Material Adverse Effect on Company, (viii) any other action or event that would have required the consent of Parent pursuant to Section 5.1 had such action or event occurred after the date of this Agreement, (ix) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in US GAAP or Canadian GAAP, as applicable, or applicable Law, or any disagreement between Company and its independent accountants concerning Company Financial Statements or their conformity with US GAAP or Canadian GAAP, as applicable, or (x) any material revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized software, inventory or deferred tax assets or writing off notes or accounts receivable or any material sale of assets of Company other than in the ordinary course of business.

     3.10 ABSENCE OF LITIGATION. Except as disclosed in Section 3.10 of the Company Schedule or in Company Documents filed prior to the date hereof (a) there is no claim, action, proceeding or investigation pending or, to the Knowledge of Company, threatened against Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company; (b) neither Company nor any of its

Subsidiaries is subject to any outstanding judgement, order, writ, injunction or decree that (i) has or may have the effect of prohibiting or impairing any business practice of Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by Company or any of its Subsidiaries, the conduct of the business by Company or any of its Subsidiaries, or Company's ability to perform its obligations under this Agreement or (ii) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Company; and (c) as of the date of this Agreement, neither Company nor any of its Subsidiaries is subject to any outstanding judgement, order, writ, injunction or decree that would reasonably be expected to prevent or adversely affect the ability of the parties hereto to consummate the transactions contemplated by this Agreement.

     3.11 EMPLOYEE BENEFIT PLANS.

     (a) Schedule 3.11/3.12 to this Agreement, a schedule that is separate from and not part of the Company Schedule (the "BENEFITS SCHEDULE") identifies each material Employee Plan (exclusive of all Employee Plans required by statute).

     (b)  Except as set specifically forth in Section 3.11 of the Company
Schedule,

          (i) Company has made available to Parent copies of the material Employee Plans (and, if applicable, related funding or trust agreements) and all amendments thereto and written interpretations thereof (together with all related statements of investment policies, legal opinions, consultants' reports, booklets, summaries, and manuals) together with the annual filings or other reports for the past year (including, if applicable, Form 5500 including, if applicable, Schedule B thereto) and, if applicable, the most recent actuarial valuation report prepared in connection with any such Employee Plan. Company has also made available to Parent copies of all audited financial statements and accounting statements and reports, for the past three (3) years in respect of each Employee Plan and copies of all material correspondence with respect to each Employee Plan between the Company or its Subsidiaries (or on their behalf) and any regulatory authority having jurisdiction over any Employee Plan.

          (ii) Neither Company, its Subsidiaries nor any ERISA Affiliate of Company or its Subsidiaries has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in
     Section 4069 or 4212(c) of ERISA. Neither Company or any ERISA Affiliate of Company currently maintains, sponsors, participates in or contributes to, or has in the past 6 years, maintained, sponsored, participated in or contributed to, a Pension Plan that is subject to Title IV of ERISA or
     Section 412 of the Code. There are no going concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies respecting any of the Employee Plans and all Employee Plans that require funding or insurance are fully insured or fully funded.

          (iii) Except as set forth in Section 3.11(b)(iii) of the Company Schedule, each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service. Each Employee Plan has been maintained in material compliance with its terms and in material compliance with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan, except that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. All material employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Employee Plan have been paid or remitted in accordance with its terms and all Laws, and no material taxes, penalties or fees are owing under any Employee Plan. Each material Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, and such actions will not, either alone or in the aggregate, have a Material Adverse Effect on Parent, Company or any Subsidiary.

          (iv) Except as set forth in Section 3.11(b)(iv) of the Company Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, independent contractor or director of Company or any Subsidiary under any Employee Plan or otherwise,
     (ii) materially increase any benefits or material obligation pursuant to any Employee Plan, (iii) trigger funding obligations under any Employee Plan or (iv) result in the acceleration of the time of payment or vesting of any benefits for any employee, independent contractor or director of the Company or any Subsidiary. There is no agreement, plan, arrangement or other contract covering any current or former employee, independent contractor or director of the Company or any of its Subsidiaries that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code. There is no contract, agreement, plan or arrangement to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. Section 3.11(b)(iv) of the Company Schedule attached hereto sets forth all Employment Contracts, severance agreements, gross-ups and option agreements, if any, true and correct copies of which have been provided to Parent.

          (v) With respect to any Employee Plan, there is no claim or proceeding pending against or involving or, to the Knowledge of Company, threatened with respect to the assets thereof (other than routine claims for benefits).

          (vi) Except as set forth in Section 3.11(b)(vii) of the Company Schedule, neither Company nor any of its Subsidiaries has any material current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of Company or its Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code.

          (vii) At no time has during the past 6 years Company or its Subsidiaries or any ERISA Affiliate of Company or its Subsidiaries contributed to or been requested to contribute to any multiemployer plan, as defined in Section 3(37) of ERISA or under applicable pension standards legislation or any plan described in Section 413(c) of the Code.

          (viii) Each International Plan of Company or its Subsidiaries has been registered (if applicable) and maintained in material compliance with its terms and conditions and in material compliance with the requirements prescribed by any and all Laws that are applicable to such International Plan, except that would not, individually or in the aggregate, be expected to have a Material Adverse Effect on Company. There has been no amendment to, written interpretation of or announcement (whether or not written) by Company or any of its Subsidiaries relating to an International Plan, or change in employee participation or coverage under any International Plan, that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the end of the prior fiscal year. To Company's Knowledge, no step has been taken, no event has occurred, and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any International Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable Laws refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material taxes, penalties or levies under applicable Laws.

          (ix) No surplus assets have ever been withdrawn or permitted to be withdrawn by the Company or any of its Subsidiaries from any International Plan, nor have contribution or premium holidays ever been taken under any International Plan by the Company or any of its Subsidiaries. No material changes have occurred in respect to any International Plan since the date of the most recent financial, accounting, actuarial or other report as applicable, issued in connection with any International Plan (all of which reports have been provided to Parent by Company), which would reasonably be expected to adversely affect the relevant report (including rendering it misleading in any material respect).

          (x) None of the International Plans require or permit a retroactive increase in premiums or payments, and the level of insurance reserves, if any, under any insured International Plan is reasonable and sufficient to provide for all incurred but unreported claims.

     3.12 LABOR MATTERS.

     (a) None of the employees of Company or any of its Subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; (ii) neither Company nor any of its Subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has Company or any of its Subsidiaries signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and (iii) to the Knowledge of Company, there is no active or current union organization activity involving the employees of Company or any of its Subsidiaries, nor has there ever been union representation involving employees of Company or any of its Subsidiaries.

     (b) Company and each of its Subsidiaries is in compliance with all federal, foreign (as applicable) provincial, and state Laws regarding employment and labor practices, including Laws relating to workers' safety, sexual harassment or discrimination, human rights or labor relations except where the failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect on Company.

     3.13 [Reserved]

     3.14 TITLE TO PROPERTY. Each of Company and its Subsidiaries has good and marketable title to all real property owned by it ("COMPANY REAL PROPERTY"). All leases or other occupancy agreements for the real property leased or otherwise occupied by Company and its Subsidiaries ("LEASED REAL PROPERTY" and, together with Company Real Property, "COMPANY PROPERTY") are valid leasehold interests in the Leased Real Property. Except as set forth in Section 3.14 of the Company Schedule and except for breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries, nor to Company's Knowledge any other party to any such lease or other occupancy agreement, is in breach, violation or default under, and neither Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any such lease or other occupancy agreement to which Company or any of its Subsidiaries is a party or by which it is bound in such a manner as would permit any other party to cancel or terminate any such lease or other occupancy agreement, or would permit any other party to seek damages or other remedies.

     3.15 TAXES.

     (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" and "TAXES" means, with respect to any entity, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, Canada or Quebec Pension Plan premiums, excise taxes, severance, social security premiums, workers' compensation premiums, unemployment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services taxes, customs duties or other governmental charges, duties or imposts of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity or for which such entity is responsible, and any interest, penalties, additional taxes, additions to tax or other amounts imposed with respect to the foregoing and any liability for any such amounts imposed with respect to any other person, including under any agreements or arrangements or any liability for taxes of a predecessor or transferor entity.

     (b)  TAX RETURNS AND AUDITS.

          (i) Except as set forth in Section 3.15(b)(i) of the Company Schedule, all material Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any taxing authority by or on behalf of Company or any of its Subsidiaries (collectively, the "RETURNS"), were filed when due (including any applicable extension periods) in accordance with all applicable Laws and were correct and complete in all material respects when filed.

          (ii) Company and each of its Subsidiaries have timely paid (or withheld and remitted to the appropriate taxing authority, as the case may
     be) all material Taxes due and payable by any of them under any applicable Law.

          (iii) The charges, accruals and reserves for Taxes with respect to Company and its Subsidiaries reflected on the Company Financial Statements (whether or not due and whether or not shown on any Return but excluding any provision for deferred income Taxes) are adequate to cover such Taxes, other than any liability for unpaid Taxes that may have accrued since the date of such Company Financial Statements in connection with the normal operation of the business of Company and its Subsidiaries. Company and its Subsidiaries have made adequate provisions in accordance with US GAAP and Canadian GAAP, as applicable, in their books and records for all Taxes accruing in respect of any period ending after the date of such Company Financial Statements.

          (iv) There is no material claim (including under any indemnification or Tax-sharing agreement), audit, action, suit, proceeding, or investigation, to the Knowledge of Company, now pending or threatened in writing against or in respect of any Tax or "TAX ASSET" of Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries has executed any unexpired waiver of any statute of limitations on or extension of any period for the assessment or collection of any Tax that is still in effect. For purposes of this Section 3.15, the term "TAX ASSET" shall include any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or Tax attribute that would reduce Taxes (past, present or future).

          (v) There are no material liens for Taxes upon the assets of Company or its Subsidiaries except for liens for current Taxes not yet due and payable.

          (vi) To the Knowledge of Company, neither Company nor any of its Subsidiaries is party to or has any obligation under any tax sharing, tax indemnity or tax allocation agreement or arrangement that would result in any material Tax liability for Company or any of its Subsidiaries.

          (vii) As of the date of this Agreement, the "paid-up-capital" for purposes of the ITA of the Company Common Shares is $217,883,000.

     3.16 ENVIRONMENTAL MATTERS.

     (a) Except for such non-compliance as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on Company, (i) Company and its Subsidiaries and the operations, assets and properties thereof are in compliance with all Environmental Laws; (ii) there are no judicial or administrative actions, suits, proceedings or investigations pending or, to the Knowledge of Company, threatened against Company or any Subsidiary of Company alleging the violation of any Environmental Law and neither Company nor any Subsidiary has received notice from any governmental body or Person alleging any violation or liability of Company or any of its Subsidiaries under any Environmental Laws, in either case that would reasonably be expected to result in a Material Adverse Effect on Company; (iii) to the Knowledge of Company, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to Company or its Subsidiaries or any real property currently or previously owned, operated or leased by Company or its Subsidiaries that would result in Environmental Costs and Liabilities that would reasonably be expected to result in a Material Adverse Effect on Company; (iv) to the Knowledge of Company, neither Company nor any of its Subsidiaries has ever generated, transported, treated, stored, handled or disposed of any Hazardous Material at any site, location or facility in such manner and quantity that exceeds remediation criteria or standards under Environmental Law or otherwise would require remediation (either by Company or any of its Subsidiaries, or for which Company or any of its Subsidiaries would be liable) under Environmental Law that would create any Environmental Costs and Liabilities that would reasonably be expected to result in a Material Adverse Effect on Company; and (v) to the Knowledge of Company, no such Hazardous Material has been or is currently present on, in, at or under Company Property in a manner (including without limitation, containment by means of any underground or aboveground storage tank) that would create any Environmental Costs and Liabilities that would reasonably be expected to result in a Material Adverse Effect on Company. Except for such non-compliance as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, with respect to Company Properties located in Canada, to the Knowledge of the Company, there are no liabilities for Claims for clean-up or related control obligations of Company or any of its Subsidiaries arising out of the presence of Hazardous Materials in excess of criteria specified in the following: for Company Property in Ontario, the Guideline for Use at Contaminated Sites in Ontario.

     (b) For the purpose of this Agreement, the following terms have the following definitions: (X) "ENVIRONMENTAL COSTS AND LIABILITIES" means any losses, liabilities, obligations, damages, fines, penalties, judgements, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under any Environmental Law; (Y) "ENVIRONMENTAL LAWS" means any applicable federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, or other requirement relating to the environment, natural resources, or public or employee health and safety or exposure to any substances, materials or wastes, including the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, the U.S. Resource Conservation and Recovery Act of 1976, the U.S. Federal Water Pollution Control Act, the U.S. Clean Air Act, the U.S. Hazardous Materials Transportation Act, the Occupational Safety and Health Act (to the extent relating to exposure to Hazardous Materials); and (Z) "HAZARDOUS MATERIAL" means any substance, material or waste regulated by federal, state or local government, including, without limitation, any substance, material or waste that is defined as a "hazardous waste," "hazardous material," "hazardous substance," "toxic waste" or "toxic substance" under any provision of Environmental Law and including but not limited to petroleum and petroleum products.

     3.17 BROKERS. Except pursuant to an engagement letter with Broadview International LLC, a copy of which has been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.18 COMPANY INTELLECTUAL PROPERTY.

     (a) Company owns, or is licensed, or otherwise possesses legally enforceable rights, to use, sell or license, as applicable, all Proprietary Rights (excluding in each case Commercial Software) used, sold, distributed or licensed in or as a part of the business of Company and its Subsidiaries as currently conducted (the "COMPANY PROPRIETARY RIGHTS"). Company has licenses for all copies of Commercial Software used in its business and Company does not have any obligation to pay fees, royalties and other amounts at any time pursuant to any such license.

     (b) Except for Company Software and Company Embedded Products for which Company has valid non-exclusive licenses that are adequate for the conduct of Company's business, Company is the sole and exclusive owner of Company Proprietary Rights (free and clear of any Encumbrances), and, except for non-exclusive licenses and non-exclusive reseller agreements entered into in the ordinary course of business, has sole and exclusive rights to the use and distribution therefor of the material covered thereby in connection with the services or products in respect of which such Company Proprietary Rights are currently being used, sold, licensed or distributed in the course of or as part of the business of Company and its Subsidiaries as currently conducted. Company is not contractually obligated to pay compensation to any third party with respect to the use or distribution of any Company Proprietary Rights, except pursuant to the contracts set forth in Section 3.18(g) of the Company Schedule.

     (c) To the Knowledge of Company, (A) Company has not infringed on any Intellectual Property rights of any third Persons and (B) none of the Company Proprietary Rights infringes on any Intellectual Property rights of any third Persons.

     (d) No actions, suits, claims, investigations or proceedings with respect to Company Proprietary Rights are pending or, to the Knowledge of Company, threatened by any Person, (A) alleging that the manufacture, sale, license, distribution or use of any Company Proprietary Rights as now manufactured, sold, licensed, distributed or used by Company or any third party infringes on any Intellectual Property rights of any third party, (B) against the use or distribution by Company or any third party of any Company Proprietary Rights or
(C) challenging the ownership by Company or validity of any Company Proprietary Rights.

     (e) Except as disclosed in Section 3.18(e) of the Company Schedule, Company has not entered into any agreement, contract or commitment under which Company is restricted, and Company is not otherwise restricted, from (A) selling, licensing or otherwise distributing any products to any class or type of customers or directly or through any type of channel in any geographic area or during any period of time or (B) combining, incorporating, embedding or bundling or allowing others to combine, incorporate, embed or bundle any of its products with those of another party.

     (f) Company has taken reasonable security measures to safeguard and maintain its rights in all of Company Proprietary Rights. To Company's Knowledge, except as set forth in Section 3.18(f) of the Company Schedule, all copies of the source code to Company Software and Company trade secrets are physically in the control of Company at Company's facilities. All officers, employees and consultants of Company who have access to proprietary information have executed and delivered to Company an agreement regarding the protection of proprietary information, and the assignment to or ownership by Company of all Company Proprietary Rights arising from the services performed for Company by such Persons. To the Knowledge of Company, no current or prior officers, employees or consultants of Company have asserted a claim, and Company is not aware of any grounds to assert a claim to, any ownership interest in any Company Proprietary Right as a result of having been involved in the development of such property while employed by or consulting to Company or otherwise.

     (g) To the Knowledge of Company, all authors of the software included in Company Proprietary Rights (the "COMPANY SOFTWARE") or any other Person who participated in the development of Company Software or any portion thereof or performed any work related to Company Software (such authors and other persons or entities are collectively referred to as the "COMPANY SOFTWARE AUTHORS") made his or her contribution to Company Software within the scope of employment with Company, as a "work made for hire," and was directed by Company to work on Company Software, or as a consultant who assigned all rights to such products to Company. Except as set forth in Section 3.18(g) of the Company Schedule, Company Software and every portion thereof are an original creation of Company Software Authors and do not contain any source code or portions of source code (including any "canned program") created by any persons other than Company Software Authors. Company has not, by any of its acts or omissions, or, to its Knowledge, by acts or omissions of its affiliates, directors, officers, employees, agents or representatives caused any of its proprietary rights in Company Software, including copyrights, trademarks and trade secrets to be transferred, diminished or adversely affected to any material extent.

     (h) There are no defects in Company's software products, and such products shall perform in substantial accordance with related documentation and promotional material supplied by Company, and there are no errors in any documentation, specifications, manuals, user guides, promotional material, internal notes and memos, technical documentation, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results and other written materials related to, associated with or used or produced in the development of Company's software products except, in either case, where such defects, shortcomings in performance, or errors would not reasonably be expected to have a Material Adverse Effect on Company. Computer software included in Company Proprietary Rights does not contain any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" (as these terms are commonly used in the computer software industry) or other software routines designed to permit unauthorized access, to disable or erase software or data or to perform any other similar type of functions.

     (i) No government funding or university or college facilities were used in the development of the computer software programs or applications owned by Company.

     (j) For the purpose of this Section 3.18, the following terms have the following definitions: (A) the term "COMMERCIAL SOFTWARE" means packaged commercially available software programs generally available to the public that have been licensed to Company pursuant to end-user licenses that permit the use of such programs without a right to modify, distribute or sublicense the same; (B) the term "COMPANY EMBEDDED PRODUCTS" means software that is incorporated in any existing product or service of Company and (C) the term "PROPRIETARY RIGHTS" means (1) patents, patent applications and inventions,
(2) trademarks, service marks, trade dress, trade names, Internet domain names and Company's corporate name (in its jurisdiction of incorporation) and registrations and applications for registration thereof, (3) copyrights and registrations and applications for registration thereof, (4) mask works and registrations and applications for registration thereof, (5) computer software, data and documentation (in both source code and object code form), (6) trade secrets, know-how and copyrightable works, (7) other confidential and proprietary Intellectual Property rights, (8) copies and tangible embodiments thereof (in whatever form or medium) and (9) all renewals, extensions, revivals and resuscitations thereof.

     3.19 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as set forth in Section
3.19 of the Company Schedule or as filed prior to the date hereof as an exhibit to any Company Documents, neither Company nor any of its Subsidiaries is a party to or is bound by:

     (a) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

     (b) any agreement, contract or commitment (i) containing any covenant limiting in any respect the right of Company or any of its Subsidiaries or, upon consummation of the Arrangement, Parent and its Subsidiaries, to engage in any line of business or to compete with any Person or (ii) granting any exclusive distribution rights;

     (c) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets (other than the sale or purchase of goods or services in the ordinary course of business) or pursuant to which Company or any of its Subsidiaries has any ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's Subsidiaries, in each case, with a value exceeding $150,000 of which would subject Company to any liability in excess of $150,000;

     (d) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other material agreements or instruments relating to the borrowing of money or extension of credit in excess of $150,000, except for trade payables incurred in the ordinary course of business;

     (e) any other agreement, contract or commitment that has a commitment of $150,000 or more individually by Company or its Subsidiaries (other than with respect to the sale or purchase of goods or services in the ordinary course of business) or extends beyond ninety (90) days and cannot be terminated without penalty upon notice of thirty (30) days or less;

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     (f) any contract relating to the borrowing of money, the guaranty of another Person's borrowing of money, or the creation of an encumbrance or lien on the assets of Company or any of its Subsidiaries and with outstanding obligations in excess of $150,000; or

     (g) any agreement of indemnification or guaranty by Company or any of its Subsidiaries not entered into in the ordinary course of business other than indemnification agreements between Company or any of its Subsidiaries and any of its officers or directors in standard forms as filed by Company with the SEC.

     Except for breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries, nor to Company's Knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its Subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Schedule (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). Company has made available to Parent true and correct copies (including all amendments) of each Company Contract.

     3.20 INSURANCE. Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its Subsidiaries (collectively, the "INSURANCE POLICIES") that are of the type and in amounts reasonably appropriate to conduct its business. To Company's Knowledge, there is no claim by Company or any of its Subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Company has not received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor, to the Knowledge of Company, is there any basis for any such action.

     3.21 OPINION OF FINANCIAL ADVISOR. The Board of Directors of Company has been advised in writing by Company's financial advisor, Broadview International LLC, that in its opinion, as of the date of this Agreement, the Exchange Ratio is fair from a financial point of view to the Company Shareholders, and Company has delivered to Parent a copy of such opinion.

     3.22 BOARD APPROVAL. The Board of Directors of Company has, as of the date of this Agreement, unanimously (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the transactions contemplated by this Agreement are in the best interests of Company and the Company Shareholders and are on terms that are fair to such shareholders and (iii) determined to unanimously recommend that the Company Shareholders vote in favor of the Arrangement. Each member of the Board of Directors of Company has advised Company that such individual intends to vote all Company Common Shares held by such individual in favor of the Arrangement.

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     3.23 VOTE REQUIRED. Subject to any requirement of the Interim Order, the affirmative vote of holders of the outstanding Company Common Shares is the only vote of the holders of any class or series of Company's capital stock or other securities necessary to approve this Agreement and the transactions contemplated hereby.

     3.24 EXCHANGEABLE SHARES. The Exchangeable Shares to be issued at the Effective Time in connection with the Arrangement will be duly and validly issued by Company as fully paid and non-assessable.

     3.25 UNLAWFUL PAYMENTS AND CONTRIBUTIONS. To the Knowledge of Company, neither Company, any Subsidiary of Company nor any of their respective directors, officers, employees or agents has, with respect to the businesses of Company or its Subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or entity.

     3.26 PARENT COMMON STOCK. Neither Company nor any of its Subsidiaries is, nor at any time during the last three years has any of such been, an "interested stockholder" of Parent as defined in Section 203 of the DGCL.

     3.27 NON-ARM'S LENGTH TRANSACTIONS. Except as filed prior to the date hereof in any Company Document, there are no contracts, commitments, agreements, arrangements or other transactions between Company or any of its Subsidiaries, on the one hand, and any (i) employee, officer or director of Company or any of its Subsidiaries, (ii) registered or beneficial owner of five percent or more of the voting securities of Company or (iii) affiliate of any such employee, officer, director or beneficial owner, on the other hand, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     3.28 NO CULTURAL BUSINESS. Neither Company nor any of its affiliates (within the meaning of the OBCA) is engaged in any activities referred to in
Schedule IV of the Regulations Respecting Investment in Canada made under the Investment Canada Act or in section 14.1(5) of such statute.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to Company that the statements contained in this Article IV are true and correct, subject to such exceptions as are specifically disclosed in writing in the disclosure letter supplied by Parent to Company dated as of the date hereof (the "PARENT SCHEDULE"). The Parent Schedule shall be arranged in sections and paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article IV (provided that the listing of an item in one paragraph of the Parent Schedule shall be deemed to be a listing in each paragraph of the Parent Schedule and to apply to any other representation and warranty of Parent in this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other paragraph or representation or warranty).

     4.1  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

     (a) Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

     (b) Each of Parent and its Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of their business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on Parent.

     4.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Parent has previously furnished to Company complete and correct copies of its Certificate of Incorporation and Bylaws as amended to date (together the "PARENT CHARTER DOCUMENTS"). Such Parent Charter Documents and equivalent organizational documents of each of its Material Subsidiaries are in full force and effect. Parent is not in violation of any of the provisions of the Parent Charter Documents, and no Material Subsidiary of Parent is in violation of any of its equivalent organizational documents.

     4.3 CAPITALIZATION. The authorized capital stock of Parent consists of (i) 2,500,000,000 Parent Common Shares, of which 454,365,111 shares were issued and outstanding on February 28, 2002, approximately 60,000,000 of which are validly reserved for issuance in connection with the Merger, (ii) 100,000,000 shares of class C common stock, $0.001 par value per share, of which none were issued and outstanding on the date hereof and (iii) 50,000,000 shares of preferred stock, $0.001 par value per share, 500,000 shares of which have been designated Series A Junior Participating Preferred Stock. No shares of Series A Junior Participating Preferred Stock are issued and outstanding as of the date hereof. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and non-assessable. Parent has no outstanding stock appreciation rights, phantom stock or similar rights, except, as of February 28, 2002, options to purchase an aggregate of approximately 92,000,000 shares of Parent Common Stock were outstanding under Parent's 1999 Stock Incentive Plan, Parent's 2000 Employee Stock Purchase Plan and Parent's 2001 Stock Incentive Plan (the 1999 Stock Incentive Plan, 2000 Stock Incentive Plan and 2001 Stock Incentive Plan, collectively, the "PARENT OPTION PLANS") and under options assumed or converted in connection with Parent's acquisitions of various businesses. As of February 28, 2002, except as set forth in Section 4.3 of the Parent Schedule and other than options and shares issued or outstanding under the Parent Option Plans and the Rights (the "PARENT RIGHTS") under the Rights Agreement, dated as of February 12, 2001, between Parent and Computershare

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Investor Services, LLC, as amended (the "PARENT RIGHTS AGREEMENT"), there are no outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character to which the Parent is a party, or by which it may be bound, requiring it to issue, transfer, grant, sell, purchase, redeem or acquire any shares of capital stock or any of its securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Parent.

     4.4  AUTHORITY RELATIVE TO THIS AGREEMENT.

     (a) Parent has all necessary corporate power and authority to execute and deliver this Agreement, the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by Company, constitutes the legal and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought and (iii) the CURRENCY ACT (Canada) precludes a court in Canada from rendering judgement in any currency other than Canadian currency.

     (b) The execution and delivery of the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement by Parent, when executed, and the consummation by Parent of the transactions contemplated thereby, will have been duly and validly authorized by all necessary corporate action on the part of Parent, and no other corporate proceedings on the part of Parent will be necessary to authorize the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement or to consummate the transactions contemplated thereby. The Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement, when executed and delivered, shall have been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery of the counterparties thereto, constitute legal and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought and (iii) the CURRENCY ACT (Canada) precludes a court in Canada from rendering judgement in any currency other than Canadian currency.

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     4.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

     (a) The execution and delivery of this Agreement, and when executed and delivered, the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement by Parent do not, and the performance of this Agreement, the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement by Parent shall not, (i) conflict with or violate the Parent Charter Documents,
(ii) subject to compliance with the requirements set forth in Section 4.5(b) below, conflict with or violate any law, rule, regulation, order, judgement or decree applicable to Parent or by which its properties are bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or its properties are bound or affected, except in the case of clauses (ii) or
(iii), to the extent such conflict, violation, breach, default, impairment or other effect would not have, individually or in the aggregate, a Material Adverse Effect on Parent.

     (b) The execution and delivery of this Agreement, and when executed and delivered, the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement by Parent do not, and the performance of this Agreement, the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement by Parent shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity to be made or obtained by Parent, except (A) pursuant to applicable requirements, if any, of the Securities Laws, including without limitation, exemption orders from the Canadian Securities Regulatory Authorities from the registration and prospectus requirements with respect to the Arrangement and the Exchangeable Share structure, and the requirements of the U.S. state securities laws, the pre-merger notification requirements of foreign Governmental Entities, the rules and regulations of the Nasdaq, any approvals required by the Interim Order, the Final Order, filings with the Director under the OBCA, and the Regulatory Approvals relating to Parent, (B) any approvals or filings required in connection with the creation and issuance of the Special Voting Share or the Parent Common Shares issued upon exchange of the Exchangeable Shares or upon exercise of the Replacement Options and (C) any consents, approvals, authorizations or permits, filings or notifications, which, if not obtained, would not, individually or in the aggregate, reasonably be expected to prevent Parent from consummating the transactions contemplated hereby or otherwise prevent Parent from performing its respective obligations under this Agreement.

     4.6 (a) COMPLIANCE. Parent is not in conflict with, or in default or violation of, (i) any Law (including, without limitation, Environmental Laws), order, judgement or decree applicable to Parent or by which its properties is bound or affected or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or its properties is bound or affected; except, in each case, for any conflicts, defaults or violations that individually or in the aggregate, would not, reasonably be expected to have a Material Adverse Effect on Parent. No investigation or review by any Governmental Entity is pending or, to the Knowledge of

Parent, threatened against Parent or its Material Subsidiaries, other than, in each such case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     (b) PERMITS. Parent and each of its Material Subsidiaries hold all licenses, permits, registrations, orders, authorizations, approvals and franchises that are required to permit it to conduct its businesses as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent. All such licenses, permits, registrations, orders, authorizations, approvals and franchises are now, and will be after the Effective Time, valid and in full force and effect, except where the failure to be valid and in full force and effect of any such license, permit, registration, order, authorization, approval or franchise would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Company nor any of its Material Subsidiaries has received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise, except where such failure would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.

     4.7  SEC FILINGS; FINANCIAL STATEMENTS.

     (a) Parent has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the 1933 Act and the 1934 Act (collectively, the "PARENT SEC REPORTS") and all of which are available through the SEC's Electronic Data Gathering and Retrieval System ("EDGAR"). None of the Parent SEC Reports at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) (i) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) failed to comply in all material respects with the requirements of applicable Securities Laws. None of Parent's Subsidiaries is required to file any reports or other documents with the SEC.

     (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with US GAAP consistently applied, and each fairly presents in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments that were not or are not expected to be material in amount.

     4.8 NO UNDISCLOSED LIABILITIES. Except as set forth in Section 4.8 of the Parent Schedule, neither Parent nor any of its Subsidiaries has any liabilities of any nature (whether absolute, accrued, contingent or otherwise) that are, individually or in the aggregate, material to the business, results of operations, assets or financial condition of Parent and its Subsidiaries taken as a whole, except liabilities (i) set forth in Parent's balance sheet as of September 30, 2001 (or the notes thereto), (ii) incurred since September 30,

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

2001, in the ordinary course of business consistent with past practice, (iii) that are obligations to perform executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or other legal action) or (iv) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

     4.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as described in the Parent SEC Reports or as otherwise set forth in Section 4.9 of the Parent Schedule, since September 30, 2001, except with respect to the actions contemplated by this Agreement, there has not been (i) any Material Adverse Effect on Parent (or the occurrence or failure to occur of any event that would reasonably be expected to result in a Material Adverse Effect on Parent); (ii) any damage, destruction or loss of any assets of Parent or any of its Material Subsidiaries (whether or not covered by insurance) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; (iii) any material change by Parent in its accounting methods, principles or practices or any disagreement between Parent and its independent accountants concerning Parent Financial Statements or their conformity with US GAAP; (iv) any revaluation by Parent or any of its Material Subsidiaries of any of its or their assets that would reasonably be expected to result in a Material Adverse Effect on Parent; (v) any labor dispute or charge of unfair labor practice (other than routine individual grievances), which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent, any activity or proceeding by a labor union or representative thereof to organize any employee of Parent or any of its Material Subsidiaries or any campaign being conducted to solicit authorization from employees to be represented by such labor union in each case that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent; (vi) any waiver by Parent or any of its Material Subsidiaries of any rights that would reasonably be expected to result in a Material Adverse Effect on Parent; (vii) any repurchase of any stock of Parent or (viii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's capital stock.

     4.10 ABSENCE OF LITIGATION. Except as set forth in Parent's SEC Reports or as otherwise set forth in Section 4.10 of the Parent Schedule, there are no claims, actions, suits or proceedings pending or, to the Knowledge of Parent, threatened (or, to the Knowledge of Parent, any governmental or regulatory investigation pending or threatened) against Parent or any of its Material Subsidiaries or any properties or rights of Parent or any of its Material Subsidiaries, before any court, arbitrator or administrative, Governmental Entity, domestic or foreign, except for claims, actions, suits or proceedings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is subject to any outstanding judgement, order, writ, injunction or decree that involves or may involve, or restricts or may restrict or requires or may require, (i) an expenditure of money as a condition to or a necessity for the right or ability of Parent or any of its Subsidiaries, as the case may be, to conduct its business in a manner in which it currently carries on such business, or (ii) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

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     4.11 PARENT INTELLECTUAL PROPERTY.

     (a) Except for such matters as would not reasonably be expected to have a Material Adverse Effect on Parent, Parent or its Subsidiaries owns or is properly licensed to use all Parent Proprietary Rights used or required for the conduct of the business of Parent and its Subsidiaries. "PARENT PROPRIETARY RIGHTS" means (1) patents, patent applications and inventions, (2) trademarks, service marks, trade dress, trade names, Internet domain names and corporate names (in Parent's state of incorporation) and registrations and applications for registration thereof, (3) copyrights and registrations and applications for registration thereof, (4) mask works and registrations and applications for registration thereof, (5) computer software, data and documentation (in both source code and object code form), (6) trade secrets, know-how and copyrightable works and (7) all renewals, extensions, revivals and resuscitations thereof, but does not include Commercial Software.

     (b) Except for such matters as would not reasonably be expected to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party to any agreement relating to or involving any Parent Proprietary Right is in breach thereof or in default thereunder.

     (c) Except for such matters as would not reasonably be expected to have a Material Adverse Effect on Parent, to the Knowledge of Parent, no third party is infringing, misappropriating, diluting or otherwise violating any Parent Proprietary Right.

     (d) Except for such matters as would not reasonably be expected to have a Material Adverse Effect on Parent or as otherwise set forth in Section 4.11 of the Parent Schedule, neither Parent nor any of its Subsidiaries has received oral or written notification or is a party to any suit, action, complaint, legal or administrative proceeding (1) relating to a claim of infringement, misappropriation, dilution or other violation of any Proprietary Right of any third party, (2) relating to a demand to cease and desist certain conduct, an offer to license, or notice of the existence of any Proprietary Right of any third party or (3) relating to any claim involving the validity, enforceability, or the right of Parent or any of its Subsidiaries to use any Parent Proprietary Right.

     4.12 BROKERS. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     4.13 BOARD APPROVAL. The Board of Directors of Parent has, as of the date of this Agreement approved this Agreement and the transactions contemplated hereby.

     4.14 PARENT COMMON SHARES. The Parent Common Shares to be issued pursuant to the Arrangement or upon the exchange from time to time of the Exchangeable Shares or upon the exercise from time to time of the Replacement Options will, in all cases, be duly and validly issued by Parent, fully paid and non-assessable and free of preemptive rights, encumbrances, charges and liens on their respective dates of issue.

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     4.15 PARENT OWNERSHIP OF COMPANY SHARES. Neither Parent nor any of its
Subsidiaries is, nor at any time during the last five years has any of Parent or its Subsidiaries been, a registered or beneficial holder of any Company Common Shares.

     4.16 UNLAWFUL PAYMENTS AND CONTRIBUTIONS. To the Knowledge of Parent, neither Parent, any Subsidiary of Parent nor any of their respective directors, officers, employees or agents has, with respect to the businesses of Parent or its Subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity;
(ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or entity.

     4.17 CANADA ASSETS AND REVENUES. Based on Parent's audited financial statements for the most recently completed fiscal year, Parent, together with it affiliates (within the meaning of the OBCA) does not have: (i) assets in Canada with an aggregate gross value in excess of Cdn. $290 million; or (ii) revenues from sales in, from or into Canada with an aggregate value in excess of Cdn. $320 million.

     4.18 AGREEMENTS, CONTRACTS AND COMMITMENTS. Except as set forth in Section
4.18 of the Parent Schedule, (a) each material agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied), to which Parent is a party or by which Parent or its assets is or may become bound (a "PARENT CONTRACT"), is in full force and effect; and (b) no condition exists or event has occurred that to the Knowledge of Parent (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event), would constitute a default by Parent or a Subsidiary of Parent or, to the Knowledge of Parent, any other party thereto under, or result in a right in termination of, any Parent Contract, except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on Parent.

     4.19 TAX RETURNS AND AUDITS.

     (a) Parent and each of its Subsidiaries has timely filed (after taking intoaccount any extensions to file) all federal, state, local and foreign Returns required by applicable Laws to be filed by Parent and each of its Subsidiaries. All Taxes owed by Parent or any of its Subsidiaries to a taxing authority, or for which Parent or any of its Subsidiaries is liable, whether to a taxing authority or to other Persons or entities, as of the date hereof, have been paid and, as of the Effective Time, will have been paid. All Returns were true and correct in all material respects when filed. Other than any reserve for deferred Taxes established to reflect timing differences between book and Tax treatment, Parent has made accruals for Taxes on the Parent SEC Reports that are adequate to cover any Tax liability of Parent and each of its Subsidiaries determined in accordance with US GAAP through the date of the Parent SEC Reports.

     (b) Parent and each of its Subsidiaries have withheld with respect to its employees, creditors, independent contractors, stockholders or other parties all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

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     (c) There is no Tax deficiency outstanding, assessed, or to Parent's
Knowledge, proposed against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries have executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any federal or material state Tax that is still in effect. There are no liens for Taxes on the assets of Parent or of any of its Subsidiaries other than with respect to current Taxes not yet due and payable.

     (d) To Parent's Knowledge, no federal or state Tax audit or other examination of Parent or any of its Subsidiaries is presently in progress, nor has Parent or any of its Subsidiaries been notified either in writing or orally of any request for such federal or state Tax audit or other examination.

     (e) Neither Parent nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

                                    ARTICLE V

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

     5.1 CONDUCT OF BUSINESS BY COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its Subsidiaries shall, except as set forth in Section 5.1 of the Company Schedule, or except to the extent that Parent shall otherwise consent in writing, carry on its business, in the ordinary course, consistent with past practice and in compliance with applicable Laws, pay or perform its material obligations when due, and use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

     In addition, except as set forth in Section 5.1 of the Company Schedule, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

     (a) Waive any stock repurchase rights or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

     (b) (i) Grant any severance or termination pay to any officer or employee except (A) as required by applicable Law, (B) non-material payments, both individually and in the aggregate, to non-management employees (consistent with past practice) or (C) pursuant to written agreements outstanding, or policies existing, on the date hereof delivered to Parent and set forth on the Company Schedule, or (ii) adopt any new severance plan or (iii) amend or

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modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

     (c) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

     (d) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

     (e) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance, delivery and/or sale of Company Common Shares pursuant to the exercise of Company Stock Options outstanding as of the date of this Agreement and (y) the granting of Company Stock Options (and the issuance of Company Common Shares upon exercise thereof), in the ordinary course of business and consistent with past practices, provided that no such grants shall be made to officers or directors of the Company;

     (f) Cause, permit or propose any amendments to Company Charter Documents (or similar governing instruments of any of its Subsidiaries);

     (g) Reorganize, amalgamate or merge Company or any Subsidiary with any other Person (other than pursuant to this Agreement);

     (h) Acquire or agree to acquire by merging, amalgamating, reorganizing or consolidating with, or by purchasing any equity interest in, or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or agree to enter into any joint ventures, strategic partnerships or alliances;

     (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets (other than the sale or purchase of goods or services in the ordinary course of business), except for the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of Company and its Subsidiaries;

     (j) Transfer, license or sell to any person or entity or otherwise extend, amend or modify any rights to the Company Proprietary Rights (including rights to resell or relicense the Company Proprietary Rights) or enter into grants to future patent rights, other than on standard forms of Company or any of its Subsidiaries (or pursuant to written agreements negotiated at arm's length) providing for a non-exclusive license entered into in the ordinary course of business;

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

     (k) Make any material loan, advance or capital contribution to, or investment in, any other Person, or purchase any equity interest in, or any securities of, any Person, other than (i) by Company or any of its Subsidiaries to or in Company or any of its Subsidiaries or (ii) in the ordinary course of business consistent with past practice;

     (l) Incur any material indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in ordinary course of business, consistent with past practice;

     (m) Except as required by Law or the terms of any existing Employee Plan or other agreement, adopt, amend or enter into any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any material Employment Contract or collective agreement, pay any special bonus or special remuneration to any director, officer, employee or consultant, or materially increase the salaries or compensation wage rates (except for wage increases in the ordinary course of business and consist with past practices) or fringe benefits (including rights to severance, termination pay or indemnification) of its directors, officers, employees or consultants or make any loan or provide any other financial assistance to such persons;

     (n) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) in excess of $200,000 (in any one case) or $500,000 in the aggregate or knowingly waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Company or any of its Subsidiaries is a party or of which Company or any of its Subsidiaries is a beneficiary;

     (o) Except in the ordinary course of business, consistent with past practices, modify, amend or terminate any material Contract or agreement to which Company or any Subsidiary thereof is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

     (p) Except as required by US GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

     (q) Commence any material litigation other than (i) for the routine collection of bills, (ii) for software piracy or (iii) in such cases where Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the business of Company or any of its Subsidiaries, provided that Company consults with Parent prior to the filing of such a suit and keeps Parent advised of the status and details of such litigation (provided that, notwithstanding the foregoing, Company shall not be required to obtain Parent's consent to any claim, suit or proceeding against Parent, any Subsidiary of Parent, or any of their affiliates, nor shall Company be required to consult with Parent with respect thereto);

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

     (r) Make any tax election or any tax accounting method change that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Company or any of its Subsidiaries, settle or compromise any material Tax liability, or consent to any extension or waiver of any limitation period with respect to Taxes;

     (s) Release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which Company or any of its Subsidiaries is a party or under which Company or any of its Subsidiaries has any rights, and will use all reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent. Company will also request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with such Person's consideration of a possible Company Acquisition or equity or debt investment in Company to return all confidential information heretofore furnished to such Person by or on behalf of Company or any of its Subsidiaries;

     (t) Purchase or renew any of the Insurance Policies except in compliance with the provisions of Section 6.9 hereof; or

     (u) Agree in writing or otherwise to take any of the actions described in
Section 5.1(a) through (t) above or any action that would cause or would be reasonably likely to cause, any of the conditions to the Agreement set forth in Sections 7.1 or 7.3 not to be satisfied.

     5.2 CONDUCT OF BUSINESS BY PARENT. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, Parent shall not, without the prior written consent of Company (which consent shall not be unreasonably withheld or delayed):

     (a) propose or adopt a plan of complete or partial liquidation or dissolution;

     (b) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any of its capital stock, or

     (c) take, or agree in writing or otherwise to take, any of the actions described in this Section 5.2, or any action that would cause or would be reasonably likely to cause, any of the conditions to the Agreement set forth in Sections 7.1 or 7.2 not to be satisfied.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

     6.1  CONFIDENTIALITY; ACCESS TO INFORMATION.

     (a) CONFIDENTIALITY. The parties acknowledge that Company and Parent have previously executed a mutual Confidentiality Agreement, dated as of January 22, 2002 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

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

     (b) ACCESS TO INFORMATION. Each of Parent and Company will (and will cause each of its Subsidiaries to) afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to its properties, books, records, contracts and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as may be reasonably requested for purposes of appropriate and necessary due diligence. No information or Knowledge obtained by any party in any investigation pursuant to this Section
6.1 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Arrangement. Notwithstanding the foregoing, either party may restrict the foregoing access to the extent that any Law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties. The parties will hold any information obtained pursuant to this Section 6.1(b) in confidence in accordance with, and otherwise subject to, the provisions of the Confidentiality Agreement.

     (c) RESTRUCTURING. Company agrees to give due consideration to such restructuring steps, including changes to the transaction structure, as may be reasonably requested by Parent for implementation prior to or as part of the Plan of Arrangement; provided, however, that Parent shall have agreed with Company upon the terms of an indemnity agreement in favor of Company and its Subsidiaries in the event that the Arrangement is not consummated and any transactions effected by such restructuring shall not be covered by Company's representations and warranties or other covenants or otherwise expand Company's liability under this Agreement. Parent agrees to give due consideration to such restructuring steps, including changes to the transaction structure, as may be reasonably requested by Company for implementation prior to or as part of the Plan of Arrangement; provided, however, that Company shall have agreed with Parent upon the terms of an indemnity agreement in favor of Parent and its Subsidiaries in the event that the Arrangement is not consummated and any transactions effected by such restructuring shall not be covered by Parent's representations and warranties or other covenants or otherwise expand Parent's liability under this Agreement.

     (d) CHANGE IN TAX LAW. If, in the opinion of counsel to Company, a change in tax Law is enacted and becomes effective on a date that is on or prior to the Effective Time pursuant to which beneficial owners of Company Common Shares who are Canadian residents and who hold their shares as capital property for purposes of the ITA and any corresponding Ontario legislation may exchange their Company Common Shares for Parent Common Shares on a tax-deferred basis for purposes of the ITA and any corresponding Ontario legislation, then, at the option of Parent, no Exchangeable Shares will be issued and the Plan of Arrangement will be amended accordingly.

     6.2  NO SOLICITATION.

     (a) From the date hereof until the Effective Time or, if earlier, the termination of this Agreement, Company shall not, nor shall it permit or authorize its Subsidiaries, or any of their respective officers, directors or employees, or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly: (i) solicit, initiate, knowingly encourage or otherwise knowingly facilitate any Acquisition Proposal (as defined hereinafter) or

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

any inquiries or proposals relating thereto; (ii) engage in discussions or negotiations with, or disclose any non-public information relating to Company or its Subsidiaries or afford access to the properties, books or records of Company or its Subsidiaries to, any Person (other than Parent or any designees of Parent) concerning or in connection with an Acquisition Proposal; (iii) withhold, withdraw, modify or change, or publicly propose to do so, in a manner adverse to Parent, or fail to make its recommendation to vote in favor of the Arrangement or approve, endorse or recommend an Acquisition Proposal or (iv) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement, arrangement or understanding related to any Acquisition Proposal; provided, however, that in each case, if (A) after the date of this Agreement and prior to the date of any securityholder approval of the Arrangement, an unsolicited, bona fide written Acquisition Proposal is made to Company and is not withdrawn; (B) Company's Board of Directors reasonably believes in good faith, after consultation with Company's financial advisor, that such Acquisition Proposal constitutes (if consummated as proposed) a Superior Proposal (as defined hereafter); (C) Company's Board of Directors reasonably believes in good faith, after consultation with Company's outside legal counsel, as reflected in the minutes of Company's Board of Directors, that the Board is required to engage in such negotiations or discussions, to provide such information, or to withhold, withdraw, amend, modify or change its recommendation to vote in favor of the Arrangement in order to discharge properly the fiduciary duties of the Board of Directors of Company to Company Shareholders; (D) prior to furnishing any such non-public information to any Person, Company receives from such Person an executed confidentiality agreement (including "standstill" provisions) no less favorable to Company than the Confidentiality Agreement; and (E) at the time of or prior to furnishing any such non-public information to such Person, Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by Company to Parent), then Company and its directors, officers, employees, investment bankers, attorneys and other advisors and representatives may furnish information with respect to Company and its Subsidiaries to such Person, participate with such Person in negotiations regarding such Acquisition Proposal, enter into discussions or negotiations with, such Person, withhold, withdraw, modify or change in a manner adverse to Parent, or fail to make, its recommendation to vote in favor of the Arrangement, or approve, endorse or recommend such Acquisition Proposal.

     (b) Company shall promptly after receipt of any Acquisition Proposal provide Parent with a copy of any written Acquisition Proposal and the identity of the Person making such Acquisition Proposal and a written statement with respect to any non-written Acquisition Proposal received, which statement shall include the identity of the Person making the Acquisition Proposal and a reasonably detailed description of all the material terms thereof. Company shall promptly advise Parent of any material modification or proposed modification thereto. Company shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement (other than as required pursuant to the terms thereof as in effect on the date hereof) under which Company or any of its Subsidiaries has any rights, or fail to use reasonable best efforts to enforce or cause to be enforced each such agreement at the request of Parent. Company shall use all reasonable efforts to ensure that its Subsidiaries and any of their respective officers, directors or employees or any investment banker, attorney or other advisor or representative retained by any of them are aware of the provisions of this Section 6.2, and shall be responsible for any breach of this

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Section 6.2 by its and its Subsidiaries and any of their respective officers, directors or employees or any investment banker, attorney or other advisor or representative retained by any of them.

     (c) Nothing contained in this Agreement shall prohibit Company or Company's Board of Directors from taking and disclosing to Company Shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the 1934 Act or Section 99 under the Securities Act.

     (d) Parent shall be released from any standstill obligation under the Confidentiality Agreement (i) to the extent that Company or any of its Subsidiaries releases any third party from its standstill obligations or (ii) if this Agreement is terminated as a result of a Triggering Event (as hereinafter defined) having occurred, solely to the extent necessary for Parent to make an offer on substantially similar or superior economic terms to any Superior Proposal.

          For purposes of this Agreement, "ACQUISITION PROPOSAL" means any offer or proposal for a merger, amalgamation, arrangement, reorganization, share exchange, consolidation, recapitalization, liquidation, dissolution or other business combination involving Company or the acquisition or purchase of 50% or more of any class of equity securities of Company, or any take-over bid or tender offer (including issuer bids and self-tenders) or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class of any equity securities of Company, or any transaction involving the sale, lease, license or other disposition (by sale, merger or otherwise) of 50% or more of the book or market value of assets (including, without limitation, securities of any Subsidiary of Company) of Company and its Subsidiaries, taken as a whole:

          As used herein, a "SUPERIOR PROPOSAL" shall mean any Acquisition Proposal that Company's Board of Directors reasonably believes in good faith, after consultation with the Company's financial advisor, (i) is superior from a financial point of view to Company's shareholders to the transactions contemplated by this Agreement and (ii) is reasonably capable of being consummated on a timely basis by the Person making such Acquisition Proposal (including, if applicable, obtaining any necessary financing), taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal.

     6.3 PUBLIC DISCLOSURE. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Arrangement or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or make any such public announcement. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

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

     6.4  REASONABLE EFFORTS; NOTIFICATION.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as reasonably practicable, the Arrangement and the other transactions contemplated by this Agreement.

     (b) Company shall and shall cause its Subsidiaries to perform all obligations required or desirable to be performed by Company or any of its Subsidiaries under this Agreement, cooperate with Parent in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Company shall and where appropriate shall cause its Subsidiaries to:

          (i) use all reasonable efforts to obtain the requisite approvals of Company Shareholders with respect to the Arrangement except to the extent that the Board of Directors of Company has withdrawn, modified or qualified its recommendation to shareholders in accordance with the terms of this Agreement;

          (ii) advise Parent as reasonably requested, as to the aggregate tally of the proxies and votes received in respect of the Company Meeting and all matters to be considered at such meeting;

          (iii) apply for and use all reasonable efforts to obtain all Regulatory Approvals relating to Company or any of its Subsidiaries and, in doing so, to keep Parent informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including, but not limited to, providing Parent with copies of all related applications and notifications, in draft form, in order for Parent to provide its reasonable comments and providing Parent with copies of all material correspondence;

          (iv) use all reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from Company or any of its Subsidiaries relating to the Arrangement;

          (v) use all reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by Company or a Subsidiary in connection with the Arrangement from other parties to any material loan agreements, leases or other material Contracts;

          (vi) carry out the terms of the Interim Order and the Final Order applicable to it and use all reasonable efforts to comply promptly with all requirements that applicable Laws may impose on Company or its Subsidiaries with respect to the transactions contemplated by this Agreement;

          (vii) provide Parent with a copy of any purported exercise of the Dissent Rights and written communications with such Company Shareholder purportedly exercising the

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

     Dissent Rights, and not settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the Arrangement; and

          (viii) promptly advise Parent orally and, if then requested, in writing:

                 (A) of any event occurring subsequent to the date of this Agreement (I) that would render any representation or warranty of Company contained in this Agreement untrue or inaccurate in any material respect at the time it was made or (II) that would not reasonably be expected to be cured prior to the Effective Time and would render any representation or warranty of Company contained in this Agreement untrue or inaccurate in any material respect at the Effective Time;

                 (B) of any Material Adverse Effect on Company and

                 (C) of any material breach by Company of any covenant or agreement contained in this Agreement.

     (c) Parent shall perform all obligations required or desirable to be performed by it under this Agreement, to cooperate with Company in connection therewith, and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing:

          (i) to apply for and use its reasonable best efforts to obtain all Regulatory Approvals relating to Parent and, in doing so, to keep Company informed as to the status of the proceedings related to obtaining the Regulatory Approvals, including, but not limited to, providing Company with copies of all related applications and notifications, in draft form, in order for Company to provide its reasonable comments and providing Company with copies of all material correspondence;

          (ii) to use all reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from Parent or its Subsidiaries relating to the Arrangement;

          (iii) to carry out the terms of the Interim Order and Final Order applicable to it and use all reasonable efforts to comply promptly with all requirements that applicable Laws may impose on Parent or its Subsidiaries with respect to the transactions contemplated by this Agreement;

          (iv) to promptly advise Company orally and, if then requested, in writing:

               (A) of any event occurring subsequent to the date of this Agreement (I) that would render any representation or warranty of Parent contained in this Agreement untrue or inaccurate in any material respect at the time it was made or (II) that would not reasonably be expected to be cured prior to the Effective Time and would render any representation or warranty of Parent contained in this Agreement untrue or inaccurate in any material respect at the Effective Time;

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

               (B) of any Material Adverse Effect on Parent and

               (C) of any material breach by Parent of any covenant or agreement contained in this Agreement;

          (v) Parent agrees to authorize for listing on the Nasdaq Parent Common Shares to be issued at the Effective Time and from time to time upon exchange of the Exchangeable Shares and upon exercise of Replacement Options and

          (vi) Parent shall use reasonable best efforts to maintain the listing of the Parent Common Shares on the Nasdaq and, if Parent receives notice of delisting, Parent shall submit a plan to the Nasdaq to maintain its listing, keep Company generally informed of Parent's efforts and plans with respect to maintaining such listing and provide copies to Company of any correspondence sent to or received from Nasdaq.

     (d) Company and Parent shall promptly notify the other party of any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the consummation of the transactions contemplated by this Agreement.

     6.5 INDEMNIFICATION. From and after the Effective Time, Company will fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers (the "INDEMNIFIED PARTIES") in effect immediately prior to the Effective Time and set forth in Section 6.5 of the Company Schedule and any indemnification provisions under Company Charter Documents as in effect on the date hereof. The Articles of Incorporation and Bylaws of Company will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors or officers of Company, unless such modification is required by any applicable Law. In compliance with
Section 6.9, Parent will purchase, prior to Closing, a directors' and officers' liability insurance policy for a six (6) year period covering those persons whom are currently covered by Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Company covering the period prior to the Effective Time; provided, however, that in no event will Parent or Company be required to expend in the aggregate in excess of $1,000,000 for such coverage and, if such amount is not sufficient to purchase such coverage, Parent will purchase the maximum amount of coverage for six (6) years as is available for such amount.

     6.6 COMPANY AFFILIATE AGREEMENT. Set forth in Section 6.6 of the Company
Schedule is a list of those persons who may be deemed to be, in Company's reasonable judgement, affiliates of Company within the meaning of Rule 145 promulgated under the 1933 Act (each, a "COMPANY AFFILIATE"). Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Company shall use all reasonable

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

efforts to cause each Company Affiliate to enter into an Affiliate Agreement in substantially the form attached hereto as Exhibit F.

     6.7 REGULATORY FILINGS; REASONABLE EFFORTS. As soon as may be reasonably practicable, Company and Parent each shall file merger notification forms required by the merger notification or control laws and regulations of any other applicable jurisdiction, which Parent reasonably determines to be necessary. Company and Parent each shall promptly (a) supply the other with any information that may be required in order to effectuate such filings and (b) supply any additional information that reasonably may be required by the competition or merger control authorities of any jurisdiction. The parties will file all Tax Returns and take all other actions in a manner that is consistent with the treatment of the transaction contemplated by this Agreement as a tax-free reorganization within the meaning of Section 368 of the Code.

     6.8 EMPLOYEE PLANS. For a period of one year from the Effective Time, Parent, in its sole discretion, shall either: (a) continue (or cause Company and its Subsidiaries to continue) to maintain the Employee Plans for the benefit of Employees who continue employment with Parent or one of its Subsidiaries ("CONTINUING EMPLOYEES") on substantially the same terms in the aggregate as in effect immediately prior to the Effective Time, (b) arrange for the Continuing Employees to participate in any similar plans of Parent ("PARENT PLANS") on terms no less favorable than those offered to similarly situated employees of Parent or its Subsidiaries or (c) a combination of clauses (a) and (b). Each Continuing Employee shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any generally applicable break in service or similar rule, receive full credit for purposes of eligibility to participate, vesting, severance and vacation under Parent Plans for years of service with Company or its Subsidiaries prior to the Effective Time.

     6.9 MAINTENANCE OF INSURANCE. Between the date hereof and through the Effective Time, Company will maintain in full force and effect all of its and its Subsidiaries' presently existing Insurance Policies or insurance comparable to the coverage afforded by such policies. Company agrees that any and all additional, renewed or replacement insurance coverage for any liability of Company or its officers and directors, including, without limitation, coverage for directors' and officers' liability, employment practices liability, fiduciary liability, errors and omissions, property, general liability, automobile liability, workers' compensation, or umbrella liability, shall be placed by Parent (or any of its affiliates) using the insurance broker selected by Parent in its sole and absolute discretion; provided, however, that nothing in this Section 6.9 shall preclude Company from renewing or replacing insurance coverage if Parent is unable to place promptly such insurance on behalf of Company. Company further agrees to fully cooperate with Parent and to provide Parent (and its affiliates and designees) and Parent's insurance broker with any documents, permissions or information requested by Parent and to allow Parent (or its affiliate) and Parent's insurance broker to approach Company's current insurance carriers and any additional carriers to negotiate and acquire any such insurance coverage.

     6.10 SALE OF COMPANY SERVICES. Concurrently with the execution and delivery of this Agreement, Parent and Company have entered into a Reseller Agreement in the form attached as Exhibit G hereto (the "RESELLER AGREEMENT").

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

     6.11 TAKEOVER STATUTES. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation is or shall become applicable to the transactions contemplated hereby, each of the parties and its board of directors shall grant such approvals and take all such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

     6.12 [RESERVED]

     6.13 STOCK OPTIONS.

     (a) In accordance with the Company Stock Option Plans, Company shall cause all Company Stock Options having an exercise price greater than the product of
(i) the Exchange Ratio times (ii) the closing sale price of the Parent Common Shares on the trading day immediately prior to the date Company sends out notice of such acceleration to the holders of such Company Stock Options which date shall be ten (10) business days prior to the Effective Time ("OUT-OF-THE-MONEY OPTIONS") to vest prior to the Effective Time, such that all such Out-of-the-Money Options are exercisable and may be conditionally exercised prior to the Effective Time and that to the extent such Out-of-the-Money Options are not exercised prior to the Effective Time, such Out-of-the-Money Options shall terminate and expire immediately prior to the Effective Time; provided, however, that nothing herein shall prevent Company from retracting the acceleration of the vesting of the Out-of-the Money Options, reverting the vesting to the manner provided in the applicable option agreement and reversing any such exercises, if this Agreement terminates for any reason. For greater clarity, Out-of-the-Money Options will not be eligible for exchange for Replacement Options (as defined in the Plan of Arrangement) pursuant to section
2.2 of the Plan of Arrangement. Company agrees to deliver or cause to be delivered to holders of Company Stock Options appropriate notices with respect to the transactions contemplated hereunder in accordance with the Company Stock Option Plans.

     (b) Based on the mutual determination of the officers of the Company after the Effective Time and Parent, and pursuant to the Parent Option Plans or such other stock option plan as may be duly approved and adopted by Parent and Parent's customary procedures, Parent shall make available options to purchase an aggregate of 2,750,000 Parent Common Shares for issuance to employees of the Company after the Effective Time. Such options shall have an exercise price equal to the closing price of Parent Common Shares on the date immediately preceding the Effective Time and shall vest in accordance with, and otherwise be governed by, the Parent Option Plans (or such other stock option plan as may be duly approved and adopted by Parent).

                                   ARTICLE VII

                          CONDITIONS TO THE COMBINATION

     7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE ARRANGEMENT. The respective obligations of each party to this Agreement to effect the Arrangement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

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

     (a) COMPANY SHAREHOLDER APPROVAL. The Arrangement shall have been approved at the Company Meeting by at least 66 2/3% of the votes cast by the Company Shareholders who are represented at the Company Meeting and in accordance with any other conditions that may be imposed by the Interim Order. The Arrangement shall have been approved at the Company Meeting in accordance with any other conditions that may be imposed by the Interim Order;

     (b) INTERIM ORDER; FINAL ORDER. The Interim Order and the Final Order shall each have been obtained in form and on terms satisfactory to each of Parent and Company, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise;

     (c) ORDERS OF CANADIAN SECURITIES REGULATORY AUTHORITIES. The orders referenced in Section 2.6(a) shall have been obtained;

     (d) FAIRNESS HEARING; REGISTRATION STATEMENT. Either (i) following a hearing upon the fairness of the terms and conditions of the Arrangement, all applicable requirements under the 1933 Act for an exemption from the registration requirements of Section 5 thereof shall have been satisfied or (ii) the Form S-4 shall have been declared effective by the SEC and shall not be the subject of any stop order or proceeding seeking a stop order;

     (e) FORM S-3 REGISTRATION STATEMENT. The Form S-3 shall have become effective in accordance with the provisions of the 1933 Act, and the Form S-3 shall have been declared effective by the SEC and shall not be the subject of any stop order or proceeding seeking a stop order;

     (f) NO ORDERS. There shall not be in force any final and non-appealable injunction, order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and there shall be no proceeding (other than an appeal made in connection with the Arrangement), of a judicial or administrative nature or otherwise, brought by a Governmental Entity in progress or threatened that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling that would preclude completion of the transactions contemplated by this Agreement in accordance with the terms hereof or would otherwise be inconsistent with the Regulatory Approvals that have been obtained;

     (g) REGULATORY APPROVALS. Parent and Company and their respective Subsidiaries shall have obtained from each Governmental Entity all approvals, waivers and consents, if any, the failure of which to be obtained would cause the consummation of the Arrangement and the several transactions contemplated hereby to be prohibited; and

     (h) LISTING OF SHARES. The Parent Common Shares issuable pursuant to the Arrangement, upon exchange of the Exchangeable Shares from time to time and upon exercise of the Replacement Options from time to time shall have been approved for quotation on the Nasdaq, subject to notice of issuance.

     7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY. The obligation of Company to consummate and effect the Arrangement shall be subject to the satisfaction at or prior to the

Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent set forth in Article IV that are qualified as to materiality or Material Adverse Effect shall be true and correct and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement (it being understood that for purposes of determining the accuracy of such representations and warranties any update or modification to the Parent Schedule made or purported to have been made without the Company's written consent thereto shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent;

     (b) AGREEMENTS AND COVENANTS. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent; and

     (c) ARRANGEMENT. The Board of Directors of Parent shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by the Parent to permit the consummation of the Arrangement and the issuance of Parent Common Shares pursuant to the Arrangement and upon the exchange from time to time of the Exchangeable Shares and the exercise from time to time of the Replacement Options.

     7.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT. The obligations of Parent to complete the Arrangement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in Article III that are qualified as to materiality or Material Adverse Effect shall be true and correct and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement (it being understood that for purposes of determining the accuracy of such representations or warranties any update or modifications to the Company Schedule made or purported to have been made without Parent's written consent thereto shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of Company;

     (b) AGREEMENTS AND COVENANTS. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Parent shall have received a certificate to such effect signed on behalf of Company by an authorized officer of Company;

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

     (c) ARRANGEMENT. The Board of Directors of Company shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Company and its Subsidiaries, to permit the consummation of the Arrangement and the issue of the Exchangeable Shares contemplated thereby; the Board of Directors of Company shall have made and shall not have modified or amended, in any material respect, prior to the Company Meeting, an affirmative recommendation that the Company Shareholders approve the Arrangement; and

     (d) DISSENT RIGHTS. The holders of no more than 5% of the issued and outstanding Company Common Shares shall have exercised their Dissent Rights (and shall not have lost or withdrawn such rights) in respect of the Arrangement.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

     8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the Company
Shareholders:

     (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

     (b) by either Company or Parent, if the Arrangement shall not have been consummated by June 30, 2002, for any reason (the "TERMINATION DATE"); provided, however, that (A) if the failure to obtain any approval, waiver or consent from any Governmental Entity necessary for the consummation of, or in connection with, the Arrangement or the transactions contemplated hereby has been the cause of, or resulted in the failure of the Effective Time to occur on or before such date, then the Termination Date shall be automatically extended to July 31, 2002, and (B) the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Arrangement to occur on or before such date (or the extension thereof, if applicable) and such action or failure to act constitutes a breach of this Agreement;

     (c) by either Company or Parent, if there shall be passed any Law that makes the consummation of the Arrangement illegal or otherwise prohibited, or if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Arrangement, which order, decree, ruling or other action is final and non-appealable;

     (d) by either Company or Parent, if the required approval of the Company Shareholders contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company Shareholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Company where the failure to obtain the approval of the Company Shareholders shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a breach by Company of this Agreement;

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

     (e) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of all reasonable efforts, then Company may not terminate this Agreement under this Section 8.1(e) for twenty (20) days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise all reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (e) if such breach by Parent is cured during such twenty (20) day period);

     (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of all reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(f) for twenty (20) days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise all reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (f) if such breach by Company is cured during such twenty (20) day period); and

     (g) by Parent, if a Triggering Event (as defined below) shall have occurred.

     For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if any of the following events shall have occurred (whether or not permitted by this Agreement): (i) the Board of Directors of Company or any committee thereof shall for any reason have withheld, withdrawn or shall have amended, modified or changed (including by way of disclosure or the taking of a position specified in Section 6.2(c)) in a manner adverse to Parent its recommendation in favor of, the adoption and approval of the Agreement or the approval of the transactions contemplated by this Agreement; (ii) the Board of Directors of Company or any committee thereof shall have approved or recommended any Acquisition Proposal (other than this Agreement); (iii) Company shall have breached Section 6.2 of this Agreement, including by reason of having entered into any letter of intent or similar document or any agreement, contract or commitment (other than a confidentiality or standstill agreement) with respect to any Acquisition Proposal; or (iv) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent and Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the 1933 Act and section 99 of the Securities Act (and the equivalent provisions in other Canadian provincial securities acts), within fifteen (15) calendar days after such tender or exchange offer is first published, sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

     8.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 6.2(d), Section 8.2, Section 8.3 and Article IX (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement. If this Agreement is terminated under circumstances in which Parent or Company is entitled to receive the Termination Fee (as hereinafter defined) or the Expense Reimbursement (as hereinafter defined), when applicable, (i) the obligation to pay the Termination Fee and the Expense Reimbursement, when applicable, shall survive the termination of this Agreement and (ii) the payment of the Termination Fee and the Expense Reimbursement, when applicable, shall be the sole and exclusive remedy available to Parent or Company, as applicable, except in the event of the willful or intentional breach of any provision of this Agreement, in which event the party entitled to the Termination Fee and the Expense Reimbursement, when applicable, shall have all rights, powers and remedies against the other party that may be available at law or in equity. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, other than as set forth in Section 6.2(d), all of which obligations shall survive termination of this Agreement in accordance with their terms.

     8.3  FEES AND EXPENSES.

     (a) GENERAL. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby ("TRANSACTION EXPENSES") shall be paid by the party incurring such expenses whether or not the Arrangement is consummated.

     (b)  COMPANY PAYMENTS.

          (i) Company shall pay to Parent in immediately available funds, within one (1) business day after demand by Parent, an amount equal to $1,000,000 (the "TERMINATION FEE") plus up to $500,000 for all documented Transaction Expenses incurred by Parent prior to such termination (the "EXPENSE REIMBURSEMENT"), if this Agreement is terminated by Parent pursuant to
     Section 8.1(f) or 8.1(g).

          (ii) Company shall pay Parent in immediately available funds, within one (1) business day after demand by Parent, an amount equal to the Expense Reimbursement, if this Agreement is terminated by Parent or Company, as applicable, pursuant to Section 8.1(d);

          (iii) Company shall pay Parent in immediately available funds, upon consummation of any Company Acquisition (as defined below), an amount equal to the Termination Fee plus the Expense Reimbursement (if not already paid), if:

                (A) this Agreement is terminated by Parent or Company, as applicable, pursuant to Section 8.1(b) or 8.1(d);

                (B) following the date hereof and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly announced or generally disclosed by Company or the party making such Acquisition Proposal to the Company Shareholders; and

                (C) within six (6) months following the termination of this Agreement, a Company Acquisition is consummated or Company enters into an agreement or letter of intent providing for a Company Acquisition, in either case, with any party.

          (iv) Company acknowledges that the agreements contained in this
     Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgement against Company for the amounts set forth in this Section 8.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate of LaSalle Bank National Association in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of intentional or willful breach of this Agreement.

          (v) For purposes of this Agreement, "COMPANY ACQUISITION" means any of the following transactions (other than the transactions contemplated by this Agreement), either as a single transaction or series of transactions:
     (i) a merger, amalgamation, arrangement, reorganization, share exchange, consolidation, recapitalization, liquidation, dissolution or other business combination involving Company, pursuant to which the Company Shareholders immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction,
     (ii) the acquisition or purchase of 50% or more of equity securities of Company (including by way of tender offer or an exchange offer or issuance by Company) or the right to acquire such equity securities, or (iii) the sale, lease, license or other disposition (by sale, merger or otherwise) of 50% or more of the book or market value of assets (including, without limitation, securities of any Subsidiary of Company) of Company and its Subsidiaries, taken as a whole.

     (c)  PARENT PAYMENT.

          (i) Parent shall pay Company in immediately available funds, within one (1) business day after demand by Company, an amount equal to $2,000,000 plus the Expense Reimbursement, if this Agreement is terminated by Company, pursuant to Section 8.1(e).

          (ii) Parent acknowledges that the agreements contained in this Section 8.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Company would not enter into this Agreement; accordingly, if Parent fails to pay in a timely manner the amounts due pursuant to this Section 8.3(c) and, in order to obtain such payment, Company makes a claim that results in a judgement against Parent for the amounts set forth in this Section 8.3(c), Parent shall pay to Company its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(c) at the prime rate of LaSalle Bank National Association in effect on the date such payment was required to be made. Payment of the fees described in this
     Section 8.3(c) shall not be in lieu of damages incurred in the event of intentional or willful breach of this Agreement.

     8.4 AMENDMENT. Subject to applicable law and the Interim Order, this Agreement may be amended, not later than the Effective Time, by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

     8.5 EXTENSION; WAIVER. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. For greater certainty, the representations and warranties of Company and Parent contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination of this Agreement in accordance with its terms or the Effective Time. Any investigation by a party hereto and its advisors shall not mitigate, diminish or affect the representations and warranties of another party to this Agreement.

     9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

     (a)  if to Parent to:

          divine, inc.
          1301 North Elston Avenue
          Chicago, Illinois 60622
          Attention: Jude M. Sullivan
          Fax: 773-394-6604

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          with copies to:

          Bell, Boyd & Lloyd LLC
          70 West Madison Street
          Suite 3300
          Chicago, Illinois 60602
          Attention: D.Mark McMillan
          Fax: 312-372-2098

                and

          Osler, Hoskin & Harcourt LLP
          Box 50, 1 First Canadian Place
          Toronto, Ontario M5X 1B8
          Attention: Linda Robinson
          Fax: 416-862-6666

     (b)  if to Company, to:

          Delano Technology Corporation
          302 Town Centre Boulevard
          Markham, Ontario L3R 0E8
          Attention: David Lewis
          Fax: 905-947-2150

          with copies to:

          Goodmans LLP
          250 Yonge Street
          Toronto, Ontario M5B 2M6
          Attention: Stephen Halperin
          Fax: 416-979-1234

                and

          Testa, Hurwitz & Thibeault, LLP
          125 High Street
          Boston, MA 02110
          Attn: F. George Davitt
          Fax: 617-248-7100

     9.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, which may be delivered by facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

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     9.4 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the
documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Effective Time and shall survive any termination of this Agreement and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Sections 6.5,
6.7 and 6.13.

     9.5 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.6 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof or Ontario or any province of Canada having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.7 GOVERNING LAW. The internal laws of the Province of Ontario (irrespective of its choice of law principles) will govern this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

     9.8 ENGLISH/FRENCH LANGUAGE. The parties confirm that it is their wish that this Agreement as well as any other documents relating hereto, including notices, have been and shall be drawn up in English only. Les parties aux presents confirment leur volonte que cette convention de meme tous les documents, y compris tous avis s'y rattachant soient rediges en anglais seulement.

     9.9  NO PERSONAL LIABILITY.

     (a) No director or officer of Parent shall have any personal liability whatsoever to Company under this Agreement, or any other document delivered in connection with the Arrangement on behalf of Parent.

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     (b) No director or officer of Company shall have any personal liability whatsoever to any Parent under this Agreement, or any other document delivered in connection with the Arrangement on behalf of Company.

     9.10 ASSIGNMENT. Neither party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     9.11 WAIVER OF JURY TRIAL. EACH OF PARENT AND COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     9.12 CURRENCY. Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in U.S. Dollars.

                  [THE REMAINDER OF THIS PAGE IS INTENTIONALLY
                     LEFT BLANK; THE SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                       PARENT:

                                       DIVINE, INC.

                                       By: /s/ JUDE M. SULLIVAN
                                           -------------------------------------
                                           Name:  Jude M. Sullivan
                                           Title: Senior Vice President, General
                                                  Counsel and Secretary

                                       COMPANY:

                                       DELANO TECHNOLOGY CORPORATION

                                       By: /s/ VIKAS KAPOOR
                                           -------------------------------------
                                           Name:  Vikas Kapoor
                                           Title: Chief Executive Officer

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